UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material Pursuant to § 240.14a-12

CUMULUS MEDIA INC.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CUMULUS MEDIA INC.
Annual Meeting of Stockholders May 30, 2025
Notice of Meeting and Proxy Statement

A LETTER FROM OUR
CHIEF EXECUTIVE OFFICER AND BOARD CHAIRMAN
Dear Fellow Stockholder:
Thank you for your investment in Cumulus Media.
2024 brought new challenges, including accelerated national headwinds and an industry-wide slowdown in local radio advertising. These challenges contributed to a decline in the Company’s stock price over the course of 2024. However, while external factors affecting the radio industry cannot be controlled, we took numerous steps to mitigate the impact of macro trends and position the Company to generate long-term value.
To that end, in 2024, we:
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Successfully completed an exchange offer to refinance our debt, providing us with critical additional financial flexibility and optionality as we continue to navigate these demanding times. Through the transaction, we extended debt maturities of the exchanged debt from 2026 to 2029, reduced the principal amount of debt outstanding by approximately $33 million, secured attractive interest rates, and maintained covenant-lite terms.

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Achieved notable financial and operational success in key growth areas. In our digital marketing services (“DMS”) business, we doubled down on expanding our salesforce and support capabilities, delivering a full year revenue increase of 27% year-over-year. We also posted all-time highs for key DMS performance indicators, including customer count, average digital order size and retention rates. Additionally, we delivered solid performances in our other digital businesses, growing streaming impressions by 15% and maintaining a top 10 ranking for our podcast network.

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Optimized our broadcast business go-to-market strategies. For example, we leveraged our exclusive sports content to win back advertisers who have been out of network radio, resulting in record revenue levels for the NFL Playoffs and Super Bowl in 2024. Additionally, by extending the focus of our nearly 500-person local sales team beyond their own communities, we generated record revenues from our Beyond Home Market multi-market, multi-platform business.

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Drove significant additional cost efficiencies, resulting in $43 million / 7% of annualized fixed cost savings, in addition to the $120 million / 20% that we have taken out since 2019. These cost reductions were implemented with minimal revenue impact, further improving the Company’s operating leverage.

As always, we maintained our rigorous focus on fostering a healthy culture that motivates our employees to be invested in both their jobs and the Company’s progress, even in challenging times. The high engagement of Cumulus employees not only drives better performance but also helps attract new talent to the Company and retain valuable team members. Since 2016, we have conducted a bi-annual, company-wide, anonymous culture survey, utilizing the results to build on our proven practices while adjusting where needed to achieve the highest possible levels of employee engagement and leadership accountability. More than 50% of our full-time employees have participated in each survey since 2019. Over the past five years on average, 93% of the survey respondents say they are proud to work at Cumulus and 86% say they are excited for the future.
Following the 2024 Annual Meeting of Stockholders, Company management and the Board of Directors have also continued to be highly focused on understanding and addressing the underlying concerns and perspectives of our stockholders. In the months following the 2024 Annual Meeting, the Company led an intensive engagement program with the goal of identifying and promptly implementing both governance and compensation changes that would be responsive to stockholder feedback.
We initially reached out to stockholders representing approximately 96% of shares held by our identifiable stockholders (defined as our institutional investors as well as those retail investors we could identify; 69% of our total outstanding shares), including 100% of our top 20 stockholders, offering to meet with each of them. We held in-person and/or video conference meetings with stockholders representing approximately 78% of shares held by identifiable stockholders (53% of our total outstanding shares), with the Chair of the Compensation Committee participating in a majority of the meetings along with our CEO, CFO, and investor relations team. We heard from stockholders that they appreciated this engagement with us, and we extensively reviewed the feedback that we received, including with respect to our executive compensation program and governance policies, with the Board and various committees. As a result, you will see changes described within this proxy statement that reflect the direct stockholder feedback we received.
Key highlights include:
Governance
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Adopted a Bylaw amendment to incorporate a resignation policy for director nominees who do not receive a majority of the votes cast in uncontested elections

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Did not renew “poison pill” after its expiration in February 2025

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Recruited a top stockholder, Steven M. Galbraith, to the Board and appointed him as Chair of the Board’s Compensation Committee

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Instituted new stock ownership guidelines for the non-executive members of our Board, adding to the Company’s existing policy for its executive officers

Executive Compensation
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At management’s recommendation, decreased total direct compensation for the CEO and CFO by 18% and for all our Executive Officers by an average of 16% for 2025 by reducing the target value under our 2025 Annual and Long-Term Incentive Awards by 25%

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Maintained multiple performance metrics but modified the metrics for our Long-Term Incentive Awards for fiscal 2025 by replacing Adjusted EBITDA, which is the performance metric used in our short-term awards, with Adjusted EBITDA margin (excluding political), thereby increasing the diversity of the metrics used in our incentive programs. We also added relative total shareholder return, which further aligns the long-term interests of our executive officers with those of our stockholders

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In response to a preference for multi-year goals to be set at the time awards are granted, established all targets for the three-year performance period of the 2025 Long-Term Incentive Awards upfront, including a 3-year cliff vesting construct for the portion of the award earned based on total shareholder return

You can find more extensive discussions and details of the many changes we have implemented as a result of our stockholder engagement efforts in the “Corporate Governance Highlights,” “Stockholder Outreach,” and “Executive Compensation” sections of this proxy.
We appreciate the interaction and feedback from our stockholders. Your Board and management team want you to know that we have heard you, we value your input, and we are implementing meaningful changes to our policies and practices in response to your feedback.

We are honored to have the opportunity to represent you on the Board, and we appreciate the trust you have placed in us.
Sincerely,
Andrew W. Hobson
Chairman of the Board of Directors
Mary G. Berner
President and Chief Executive Officer

780 Johnson Ferry Road, N.E.
Suite 500
Atlanta, Georgia 30342
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 30, 2025
To the Stockholders of Cumulus Media Inc.:
The 2025 Annual Meeting of Stockholders of Cumulus Media Inc., a Delaware corporation (“Cumulus Media,” “we” or the “Company”), will be held virtually via the Internet at https://www.cstproxy.com/cumulusmedia/2025, on May 30, 2025, at 9:00 a.m., Eastern Time, for the following purposes:
(1)
to elect seven directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

(2)
to approve, on an advisory basis, the compensation paid to the Company’s named executive officers;

(3)
to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2025; and

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to transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

The Company has decided to once again hold the 2025 Annual Meeting of Stockholders virtually via the Internet. Details on how to participate are included in the proxy statement, which accompanies this letter.
Only holders of record of shares of the Company’s Class A common stock at the close of business on April 11, 2025 (the “Record Date”), are entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof. Guests will not be able to attend the virtual annual meeting.
Beneficial owners as of the Record Date must register in advance to attend and vote at the annual meeting. To register you must obtain a legally valid proxy from your broker, bank or other nominee and present it to our transfer agent, Continental Stock Transfer and Trust Company (“Continental”). Once you have received a valid proxy from your broker, bank or other agent, it should be emailed to Continental at proxy@continentalstock.com and should be labeled “Legal Proxy” in the subject line. Please include proof from your broker, bank or other agent of your valid proxy (e.g., a forwarded email from your broker, bank or other agent with your valid proxy attached, or an image of your valid proxy attached to your email or included in your mailing). Requests for registration must be received by Continental no later than 5:00 p.m., Eastern Time, on May 28, 2025. You will then receive a confirmation of your registration, with a control number, by email from Continental.
Holders of a majority of the outstanding voting power represented by the shares of the Company’s Class A common stock must be present virtually or by proxy in order for the meeting to be held. Our Board of Directors recommends that you vote FOR each of the director nominees, FOR the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2025. We urge you to date, sign and return the accompanying proxy card in the enclosed envelope or vote your shares by telephone or via the Internet, as soon as possible, whether or not you expect to attend the annual meeting virtually. If you attend the annual meeting and wish to vote your shares virtually, you may do so by validly revoking your proxy at any time prior to the vote.

This notice, the proxy statement and the accompanying proxy card are being distributed to stockholders and made available on the Internet commencing on or about April 25, 2025.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 30, 2025.
The proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2024, are available at https://www.cstproxy.com/cumulusmedia/2025.
Mary G. Berner
President and Chief Executive Officer
April 25, 2025

i

INFORMATION REGARDING THE ANNUAL MEETING
Proxy Statement; Date, Time and Place of Annual Meeting
We are furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors (the “Board of Directors” or the “Board”) for use at our 2025 Annual Meeting of Stockholders (the “annual meeting”) to be held on May 30, 2025, at 9:00 a.m., Eastern Time, virtually via the Internet at https://www.cstproxy.com/cumulusmedia/2025, or at any adjournment or postponement of that meeting. The Company has decided to hold the annual meeting virtually via the Internet. At the annual meeting, stockholders will be asked to consider and vote on the items of business listed and described in this proxy statement. This proxy statement and the accompanying proxy card are first being distributed to our stockholders and made available on the Internet on or about April 25, 2025.
Record Date; Quorum; Outstanding Common Stock Entitled to Vote
All holders of record of our Class A common stock as of the close of business on April 11, 2025 (the “Record Date”), are entitled to receive notice of, and to vote at, the annual meeting. As a result of their limited voting rights, holders of our Class B common stock will not be entitled to receive notice of, and to vote at, the annual meeting. We will make available, during ordinary business hours at our offices at 780 Johnson Ferry Road, N.E. Suite 500, Atlanta, Georgia 30342, a list of stockholders of record as of the Record Date for inspection by stockholders for any purpose germane to the annual meeting during the ten days preceding the annual meeting. To access the stockholder list during this time, please send your request, and proof of ownership, by email to IR@cumulus.com.
If your shares are held in “street name” through a bank, broker or other nominee, you must obtain a proxy card from your bank, broker or other nominee in order to be able to vote your shares at the annual meeting. As of the Record Date, there were 17,128,043 shares of our Class A common stock outstanding. Each share of Class A common stock outstanding is entitled to one vote for each of the seven director nominees and one vote on each other matter to be acted on at the annual meeting. The presence, virtually or by proxy, of holders of a majority of the voting power represented by our outstanding shares of Class A common stock is required to constitute a quorum for the transaction of business at the annual meeting.
Abstentions and “broker non-votes” will be treated as present for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder (such as a bank, broker or other nominee) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the registered holder does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner. Banks, brokers or other nominees that have not received voting instructions from their clients cannot vote on their clients’ behalf on the election of directors or the approval, on an advisory basis, of the compensation paid to our named executive officers, which is sometimes referred to as the “advisory vote on executive compensation” or the “say-on-pay” vote, but may (but are not required to) vote their clients’ shares on the proposal to ratify the appointment of our independent registered public accounting firm.
If a quorum is not present at the scheduled time of the annual meeting, the chairman of the meeting may adjourn or postpone the annual meeting until a quorum is present. The time and place of the adjourned or postponed annual meeting will be announced at the time the adjournment or postponement is taken, and, unless such adjournment or postponement is for more than 30 days, no other notice will be given. An adjournment or postponement will have no effect on the business that may be conducted at the annual meeting.
Participation in the Annual Meeting; Questions at the Meeting
To participate, visit https://www.cstproxy.com/cumulusmedia/2025, and log in with the control number included in your proxy materials. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance. To register, you must obtain a legally valid proxy from your broker, bank or other nominee and present it to our transfer agent, Continental. Once you have received a valid proxy from your broker, bank or other agent, it should be emailed to Continental at proxy@continentalstock.com and should be labeled “Legal Proxy” in the subject line. Please include proof from your broker, bank or other agent of your valid proxy (e.g., a forwarded email from your broker, bank or other agent with your valid proxy attached, or an image of your valid proxy attached to your email or included in your mailing). Requests for registration must be received by Continental no later than 5:00 p.m., Eastern Time, on May 28, 2025.
You will then receive a confirmation of your registration, with a control number, by email from Continental.
You may log into the annual meeting platform beginning at 8:45 a.m., Eastern Time, on May 30, 2025. The annual meeting will begin promptly at 9:00 a.m., Eastern Time. We encourage you to access the Annual Meeting prior to the start time.
We have designed the format of the annual meeting to ensure that our stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting. After the business portion of the annual meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we intend to answer questions submitted during the meeting that are pertinent to the Company, as time permits, and in accordance with our Rules of Conduct of the annual meeting. On the day of and during the annual meeting, you can view our Rules of Conduct of the annual meeting and submit any questions by accessing visit https://www.cstproxy.com/cumulusmedia/2025.
Voting Rights; Vote Required for Approval
Each share of Class A common stock outstanding is entitled to one vote for each of the seven director nominees and one vote on each other matter to be acted on at the annual meeting. As a result of their limited voting rights, shares of Class B common stock will not be entitled to vote at the annual meeting. Cumulative voting for director nominees is not allowed.
The affirmative vote of (i) a plurality of the votes represented at the annual meeting and entitled to be cast is required to elect each director nominee, and (ii) a majority of the votes present in person or represented by proxy and entitled to vote is required, (A) to approve, on an advisory basis, the Company’s executive compensation, and (B) to ratify the appointment of our independent registered public accounting firm for 2025. Votes withheld from the election of directors will have no effect on the election of those nominees, and abstentions with respect to the approval, on an advisory basis, of the Company’s executive compensation and the ratification of the appointment of our independent registered public accounting firm for 2025 will have the same effect as a vote against such director or such proposal, but broker non-votes will not be considered to be votes entitled to be cast and will have no effect on the outcome of the vote on the election of directors or the approval, on an advisory basis, of the Company’s executive compensation.
Although director nominees are elected by the affirmative vote of a plurality of the votes represented at the annual meeting and entitled to be cast, in March 2025, our Board of Directors adopted a director resignation policy whereby any incumbent director who, in an election that is not a Contested Election (as defined in the Bylaws), fails to receive a majority of the votes cast for his or her election must promptly tender his or her resignation to the Board of Directors, to be considered by the Nominating and Governance Committee in order to make a recommendation to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will then act on the resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose its decision. If such resignation is rejected, the Board of Directors will publicly disclose the rationale behind its decision within 90 days from the date of the certification of the election results.
Voting and Revocation of Proxies
A proxy is a legal designation of another person to vote stock you own. That other person is called a proxy.
If you designate someone as your proxy in a written or electronic document, that document is also called a proxy, a proxy card or a form of proxy. A proxy card for you to use in voting at the annual meeting accompanies this proxy statement. You may also vote by telephone or by the Internet as follows:

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by telephone: call toll free 1 (866) 894-0536 using a touch-tone telephone and follow the instructions provided by the recorded message; or

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by the Internet: visit https://www.cstproxy.com/cumulusmedia/2025 and follow the steps outlined on the secure website.

If your shares are held in “street name” through a bank, broker or other nominee, you should follow the instructions for voting on the form provided by your bank, broker or other nominee. You may submit voting instructions by telephone or through the Internet or, if you received your proxy materials by mail, you may complete and mail a proxy card to your bank, broker or other nominee. If you provide specific voting instructions by telephone, through the Internet or by mail, your bank, broker or other nominee will vote your shares as you have directed.
All properly executed proxies that are received prior to, or at, the annual meeting and not revoked (and all shares properly voted by telephone or the Internet) will be voted in the manner specified. If you execute and return a proxy card, and do not specify otherwise, the shares represented by your proxy will be voted FOR each of the director nominees, FOR the advisory approval of executive compensation and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025.
If you have given a proxy or voted by telephone or the Internet pursuant to this solicitation, you may nonetheless revoke that proxy or vote by attending the annual meeting and voting in person. In addition, you may revoke any proxy you give before the annual meeting by voting by telephone or the Internet at a later date (in which case only the last vote will be counted) prior to 1 a.m. Eastern Time on May 29, 2025, by delivering a written statement revoking the proxy or vote or by delivering a duly executed proxy bearing a later date to Richard S. Denning, Corporate Secretary, at our principal executive offices, 780 Johnson Ferry Road, N.E. Suite 500, Atlanta, Georgia 30342, so that it is received prior to the annual meeting, or by voting at the annual meeting itself prior to the closing of the polls. If you have executed and delivered a proxy to us or voted by telephone or the Internet, your attendance at the annual meeting will not, by itself, constitute a revocation of your proxy.
Solicitation of Proxies and Householding
We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail or otherwise, but they will not be compensated specifically for these services. We have also retained D.F. King & Co., Inc. to assist with the solicitation of proxies for a fee of $7,500 plus reimbursement of out-of-pocket expenses. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of Class A common stock they hold as of the Record Date. Your cooperation in promptly submitting your vote by proxy will help to avoid additional expense.
From time to time, we, and if you hold your shares in street name, your bank, broker or other nominee, may participate in the practice of “householding” proxy soliciting material. This means that if you reside in the same household as other stockholders of record or beneficial owners of our common stock, you may not receive your own copy of our proxy materials, even though each stockholder receives his or her own proxy card. If your household received one set of proxy materials and you are a stockholder of record who would like to receive additional copies of our proxy materials, you may request a duplicate set by contacting our Corporate Secretary at our principal executive offices, 780 Johnson Ferry Road, N.E. Suite 500, Atlanta, Georgia 30342 or at the following telephone number: (404) 949-0700. If you share an address with other stockholders of record and your household received multiple sets of proxy materials, and you would like for your household to receive a single copy of our proxy materials, you may make such a request by contacting our Corporate Secretary at our principal executive offices listed above. If you hold your shares in street name, please contact your bank, broker or other nominee directly to request a duplicate set of proxy materials or to reduce the number of copies of our proxy materials that are sent to your household.

Other Matters
Except for the votes on the proposals described in this proxy statement, no other matter is expected to come before the annual meeting. If any other business properly comes before the annual meeting, the persons named as proxies will vote in their discretion to the extent permitted by law.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
Pursuant to the Company’s Certificate of Incorporation and Bylaws, members of the Board of Directors are elected or appointed to a term which expires at the next successive annual meeting of stockholders and when their successors are duly elected and qualified. Our Board consists of seven members. Other than Steven M. Galbraith, each of the director nominees was elected by our stockholders at our 2024 annual meeting of stockholders. Mr. Galbraith was appointed to the Board to fill a vacancy, effective on January 22, 2025.
The director nominees have all been nominated for election by our Board of Directors, upon the recommendation of the Nominating and Governance Committee of the Board. If elected, each of the director nominees will serve until the 2026 annual meeting of stockholders or until each is succeeded by another qualified director who has been duly elected or appointed. Our Board of Directors has no reason to believe that any of the individuals nominated will be unable or unwilling to serve as directors. If for any reason any of these individuals becomes unable or unwilling to serve before the annual meeting, it is expected that the persons named as proxies will vote for the election of such other persons as our Board of Directors may recommend.
New in 2025, our Board of Directors has adopted an amendment to our Bylaws to incorporate a director resignation policy whereby any incumbent director who fails to receive a majority of the votes cast for his or her election must promptly tender his or her resignation to the Board of Directors. The Nominating and Governance Committee will consider the resignation offer and make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken.
Certain highlights of our Board nominee composition include the following:
*Other than Ms. Farrington and Mr. Galbraith, each of the director nominees was originally appointed to the Board of Directors in connection with our plan of reorganization, which became effective on our emergence from our Chapter 11 bankruptcy proceedings on June 4, 2018 (the “Chapter 11 Emergence”), and has been reelected by our stockholders at subsequent annual meetings. References to the Company in this proxy statement include its predecessor company for all periods prior to Chapter 11 Emergence.

Director-Nominee Skills and Expertise
The following matrix summarizes the key experience, qualifications, and attributes for each director nominee and highlights the balanced mix of experience, qualifications, and attributes of the Board as a whole. This high-level summary is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board. No individual experience, qualification, or attribute is solely dispositive of becoming a member of our Board.
	Berner	Castro	Farrington	Galbraith	Gillman	Hobson	Kushner
Knowledge, Skills and Experience
Public Company Board Experience	✓	✓	✓	✓	✓	✓	✓
Senior Management Experience	✓	✓	✓	✓	✓	✓	✓
Leadership	✓	✓	✓	✓	✓	✓	✓
Financial	✓	✓	✓	✓	✓	✓	✓
Media/Broadcast	✓	✓	✓	✓	✓	✓	✓
Digital/Technology	✓	✓	✓	✓	✓	✓
Accounting	✓	✓					✓
Human Capital	✓	✓	✓
Board Tenure
Years of Service	10	7	3	0	7	7	7
Age	65	70	74	62	61	63	66
Director Biographies
Below is detailed information about each of our director nominees, including their principal occupation, business experience, the Board of Directors’ assessment of their individual qualifications to serve as a director as well as other matters. For certain additional information regarding the director nominees, see the sections entitled “Security Ownership of Certain Beneficial Owners and Management” and “Information About the Board of Directors” in this proxy statement.
Director since: 2015 Age: 65
Mary G. Berner
Ms. Berner has served as Chief Executive Officer since October 2015 and on the Cumulus Board of Directors since May 2015. She was also appointed as our President in March 2016. Under her leadership, the Company has transformed into a multi-platform audio-first media company, reduced total debt by approximately $658 million (~51%) since June 2018, and launched multiple profitable digital businesses which collectively generate over $154 million of revenue. She also successfully led the Company through a global pandemic and established a strong corporate culture that focuses on employee engagement, fulfillment, and inclusion.
Prior to being appointed as Chief Executive Officer in October 2015, Ms. Berner served as President and Chief Executive Officer of MPA-The Association of Magazine Media, which is the industry association for multi-platform magazine media companies, since September 2012. From 2007 to 2011, she served as Chief Executive Officer of Reader’s Digest Association, a global media and direct marketing company, and a member of the board. Before that, from November 1999 until January 2006, she led Fairchild Publications, Inc., first as President and Chief Executive Officer and then as President of Fairchild and as an officer of Condé Nast. She has also held leadership roles at Glamour, TV Guide, W, Women’s Wear Daily, Every Day with Rachael Ray, and Allrecipes.com. Ms. Berner serves on numerous industry and not-for-profit boards. Ms. Berner received her Bachelor of Arts degree in History from the College of the Holy Cross (Massachusetts).
Ms. Berner, who has gained significant operational and strategic knowledge of our Company as President and Chief Executive Officer, has over 30 years of senior executive experience in the media and advertising industry allowing her to add significant strategic perspective to the Board. In addition, her track record of driving growth in the companies she has led, as well as her expertise managing businesses in transition and in highly competitive environments, are important as we position ourselves for future growth and success.

Director since: 2018 Age: 70
Thomas H. Castro
Mr. Castro has served as the President and Chief Executive Officer of El Dorado Capital, LLC, a private equity investment firm, since December 2008. Previously, he was the co-founder and Chief Executive Officer of Border Media Partners, LLC, a radio broadcasting company that primarily targets Hispanic listeners in Texas, from 2002 to 2007 and its Vice Chairman through 2008. Prior to that, Mr. Castro owned and operated other radio stations and founded a company that exported oil field equipment to Mexico.
Mr. Castro served on the board of directors of Time Warner Cable, Inc. (“Time Warner”) from 2006 to 2016, where he served on its audit committee. Mr. Castro also previously served on the board of directors of Nielsen Holdings plc (NYSE: NLSN), where he served on its audit committee. Mr. Castro also serves as chairman of the board of directors of the Texas Charter Schools Association and is a board member of the National Board of Teach for America and a trustee of Spellman College.
Mr. Castro has significant operating and financial experience as well as an in-depth understanding of the Company’s industry which allows him to bring a valuable perspective to the Board and his significant financial experience makes him particularly suited to serve on the Audit Committee. In addition, through his entrepreneurial experience and community work, Mr. Castro brings an important and unique perspective to the Board.

Director since: 2022 Age: 74
Deborah A. Farrington
Ms. Farrington is a co-founder and President of StarVest Management, Inc., the management company for StarVest Partners, L.P., and since 1999 has been a general partner of StarVest Partners, L.P., a venture capital fund that invests primarily in technology enabled business services and emerging software companies. From 1993 to 1997, Ms. Farrington was President and Chief Executive Officer of Victory Ventures, LLC, a New York-based private equity investment firm. Also, during that period, she was a founding investor and Chairman of the Board of Staffing Resources, Inc., a diversified staffing company. Prior to 1993, Ms. Farrington held management positions with Asian Oceanic Group in Hong Kong and New York, Merrill Lynch & Co. Inc. in Hong Kong, Tokyo and New York, and the Chase Manhattan Bank. In addition, Ms. Farrington currently serves on the board of directors of Dayforce, Inc. (NYSE: DAY). She previously served as lead director of NetSuite (NYSE: N) prior to its acquisition by Oracle in 2016, and as a director of Collectors Universe, Inc. (NASDAQ: CLCT); NCR, Inc. (NYSE: NCR); and RedBall Acquisition Corp. (NYSE: RBAC).
Ms. Farrington brings extensive financial and corporate management experience to our Board of Directors and her significant financial expertise makes her particularly suited to serve on the Audit Committee. Ms. Farrington has also served as a member of the board of directors of a number of public and private companies and has chaired all major board committees. She therefore brings significant experience in board governance and oversight, as well as a valuable perspective to the Board of Directors.

Director Since: 2025 Age: 62
Steven M. Galbraith
Mr. Galbraith has served as a managing member of Kindred Capital Advisors LLC, an investment management company, since October 2016. Prior to his service at Kindred Capital, Mr. Galbraith served as managing member of Herring Creek Capital and partner at Maverick Capital, both investment advisory firms. Prior to joining Maverick Capital, Mr. Galbraith served as Chief Investment Officer of Morgan Stanley. From 1998 to 2008, Mr. Galbraith was an adjunct professor at Columbia University business school where he taught securities analysis. Mr. Galbraith has served on the Board of Trustees of Tufts University and the National Constitution Center in Philadelphia, and was an advisor to the Office of Financial Research, appointed by the U.S. Treasury. Mr. Galbraith previously served on the board of directors of Pzena Investment Management, Inc. (NYSE: PZN) prior to its acquisition by Pzena Investment Management, LLC. Mr. Galbraith sits on the board of trustees of the Success Academy Charter Schools where he served as Chair, as well as Third Way, the Educational Equity Lab and the American Friends of Hebrew University Endowment. He also sits on the board of directors of Narragansett Brewing Company, Equity Data Science and Saïd Holdings limited.
Mr. Galbraith brings extensive financial and investment management experience to our Board of Directors, as evidenced by his senior leadership and executive positions in various investment management and advisory roles. His prior experience leading and managing successful M&A transactions also provides essential skills to the Board.

Director since: 2018 Age: 61
Joan Hogan Gillman
Ms. Gillman served as Executive Vice President of Time Warner, a media, telecom and cable company, and Chief Operating Officer of its Time Warner Cable Media division ($1.1b in revenue), for which she maintained financial and operating responsibility, from September 2006 to June 2016. Prior to her service at Time Warner Cable, Ms. Gillman served in senior executive roles at OpenTV Corporation, a digital television software company; British Interactive Broadcasting Holdings Limited, the pioneering digital TV and interactive services in the U.K; Physicians’ Online Inc., the first Internet Service Provider dedicated to physicians, and served ten years as a staff member to a United States Senator. Ms. Gillman currently serves on the board of directors of Airgain, Inc. (NASDAQ: AIRG) and InterDigital, Inc. (NASDAQ: ICC), having previously served on the board of directors of Centrica PLC (CNA: LN) and BAI Communications. Ms. Gillman is the managing member of the David T. Langrock Foundation and serves on the board of directors of the Jesuit Volunteer Group (JVC) and Staples Tuition Grants. She previously served as chair of the Board of JVC and vice chair of The College of the Holy Cross.
Ms. Gillman has substantial corporate governance, management & operational experience as well as expertise in the digital, media, telecom and tech industries which allow her to provide an in-depth understanding of the opportunities, risks & challenges associated with our business, including providing valuable guidance and leadership on the Compensation and Nominating and Governance Committees.

Director since: 2018 Age: 63
Andrew W. Hobson
Mr. Hobson has served as a Partner and the Chief Financial Officer of Innovatus Capital Partners, LLC, a private investment firm, since January 2016. From 1994 to 2015, Mr. Hobson served in various roles at Univision Communications Inc., a media company, including Senior Executive Vice President and Chief Financial Officer from October 2007 through February 2015, during which time he was responsible for all financial aspects of the company. Prior to his employment at Univision, Mr. Hobson served as a Principal at Chartwell Partners LLC from 1990 to 1994. Mr. Hobson also currently serves on the board of directors of Clear Channel Outdoor Holdings, Inc. (NYSE: CCO).
Mr. Hobson has significant financial and corporate management experience, including with respect to the media industry. His experience in critical financial analysis and strategic planning brings essential skills and a unique perspective to the Board.

Director since: 2018 Age: 66
Brian G. Kushner
Dr. Kushner has, since 2009, served as a Senior Managing Director at FTI Consulting, Inc. (NYSE: FCN) (“FTI”), a global business advisory firm, where he serves as the leader of the Private Capital Advisory Services practice and as the co-leader of the Technology practice, the Aerospace, Defense and Government Contracting practice and the Activism and M&A Solutions practice. Prior to joining FTI, Dr. Kushner was the co-founder of CXO, L.L.C., a boutique interim and turnaround management consulting firm that was acquired by FTI at the end of 2008. Dr. Kushner has served as the Chief Executive Officer (“CEO”) or interim CEO of over a dozen companies, including as the Acting Chair, President and CEO of Sage Telecom, a telecommunications company; as Managing Member and CEO of DLN Holdings, a defense contractor; and, before Sage, as President and CEO of Pacific Crossing Limited, a trans-Pacific telecommunications company. Dr. Kushner periodically served as Chief Restructuring Officer (or in an analogous position) of companies which elected to utilize bankruptcy proceedings as a part of their financial restructuring process and, as such, he served as an executive officer of various companies which filed bankruptcy petitions under federal law, including, among others, Relativity Media LLC in 2015. Dr. Kushner currently serves on the board of directors of Resideo Technologies, Inc. (NYSE: REZI) and Gibson Brands, Inc. He has previously served on the board of directors of Thryv, Inc. (NASDAQ: THRY), Mudrick Capital Acquisition Corporation (NASDAQ: HYMC), Mudrick Capital Acquisition Corporation II (NASDAQ: MUDS), DevelopOnBox Holding, LLC d/b/a Zodiac Systems, Luxfer Holdings PLC (NYSE: LXFR), Pacific Crossing Limited, Damovo Group, Everyware Global, Inc. (now The Oneida Group), DLN Holdings, LLC and Caribbean Asset Holdings LLC.
Dr. Kushner brings extensive financial and corporate management experience to our Board of Directors, as evidenced by the variety of CEO and other senior management positions he has held throughout his career. Dr. Kushner has also served as a member of the board of directors of over a dozen public and private companies, which allows him to leverage his experience for the further benefit of the Company. In addition, Dr. Kushner’s significant financial experience brings essential skills and a unique perspective to his services on the Audit Committee.

Recommendation of the Board of Directors
Your Board of Directors recommends a vote FOR each of the director nominees.

CORPORATE GOVERNANCE HIGHLIGHTS
We are committed to sound corporate governance practices and hold ourselves accountable to our stockholders. Certain highlights of our corporate governance practices are summarized below.

What We Do
☑ Six of our seven current directors are independent
☑ Independent Chairman of the Board
☑ Regular executive sessions of independent directors
☑ Stockholder right to call special shareholder meetings by shareholders with an aggregate of 25% of all votes entitled to be cast on any issue proposed to be considered
☑ CEO and other members of management regularly meet with the investment community, and the Board is informed of feedback through investor relations updates
☑ Annual Board and committee evaluations
☑ Risk oversight by full Board and designated committees

New in 2025
☑ We adopted a Bylaw amendment to incorporate a resignation policy for director nominees who do not receive a majority of the votes cast in uncontested elections
☑ We did not renew the “poison pill” after its expiration in February 2025
☑ We appointed top stockholder, Steven M. Galbraith, to the Board and to serve as Chair of the Board’s Compensation Committee
☑ We made substantial changes to our executive compensation program (as further outlined in “Executive Compensation”).
DIRECTOR RESIGNATION POLICY
In March 2025, our Board of Directors adopted an amendment to our Bylaws to incorporate a director resignation policy whereby any incumbent director who, in an election that is not a Contested Election (as defined in the Bylaws), fails to receive a majority of the votes cast for his or her election must promptly tender his or her resignation to the Board of Directors. The Nominating and Governance Committee will consider the resignation offer and make a recommendation to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will then act on the resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose its decision.
If a director’s resignation is rejected, the Board of Directors will publicly disclose the rationale behind its decision within 90 days from the date of the certification of the election results. The Nominating and Governance Committee in making its recommendation and the Board of Directors in making its decision each may consider any factors and information that they consider appropriate and relevant.
INFORMATION ABOUT THE BOARD OF DIRECTORS
The Board of Directors is elected by our stockholders to oversee our business and affairs and to assure that the long-term interests of our stockholders are being served. Our business is conducted by our employees, managers and officers under the direction of the Chief Executive Officer, and with the oversight of the Board of Directors.

The Board of Directors held eleven meetings during 2024. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served during the year. During the intervals between scheduled meetings, the Board is periodically updated by management on business, operational and strategic developments, and engages in active discussions about such developments. We do not have a formal policy regarding attendance by directors at our annual meetings of stockholders, but we encourage all incumbent directors, as well as all director nominees, to attend our annual meeting of stockholders. All director nominees who were then serving as directors of the Company attended last year’s annual meeting of stockholders.
Director Independence
Our Board of Directors has reviewed the standards of independence for directors established by applicable laws and regulations, including the current listing standards of the NASDAQ Marketplace Rules, and has reviewed and evaluated the relationships of the directors with the Company and our management, which included personal relationships and contributions and service to various charitable organizations. Based upon this review and evaluation, our Board of Directors has determined that none of the current non-employee members of the Board of Directors or director nominees has a relationship with the Company or our management that would interfere with such director’s exercise of independent judgment, and that each non-employee member of the Board of Directors is “independent” as such term is defined under the NASDAQ Marketplace Rules. The independent directors meet periodically in executive sessions.
Board of Directors Leadership Structure
Andrew W. Hobson serves as Chairman of the Board of Directors.
As Chairman of the Board of Directors, Mr. Hobson’s responsibilities include, among others:
•
providing oversight of corporate governance matters;

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developing Board of Directors meeting agendas;

•
overseeing and managing any potential conflict of interest issues;

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coordinating communication and integration across committees; and

•
presiding over Board meetings and executive sessions of the independent directors.

In light of the ongoing challenging general economic, business and competitive environment, the Board of Directors believes the separation of the Chairman and Chief Executive Officer roles remains appropriate as it enhances oversight of management by the Board of Directors, Board independence, and accountability to our stockholders. In addition, it allows Ms. Berner, our President and Chief Executive Officer, to dedicate substantially all of her professional time and attention to the significant operational demands facing the Company.
We believe that the foregoing structure and responsibilities, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion and evaluation of decisions and direction from the Board of Directors.
Committees of the Board of Directors
The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each committee operates pursuant to a written charter in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, the related rules of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Marketplace Rules. Copies of these charters are available on our corporate website, at www.cumulusmedia.com.
The Audit Committee. The purpose of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibilities primarily with respect to:
•
our accounting, reporting and financial practices, including the integrity of our financial statements;

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our compliance with legal and regulatory requirements;

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the independent auditors’ qualifications and independence; and

•
the performance of the independent auditors.

The Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements on behalf of our Board of Directors. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm (including resolution of any disagreements between our management and our independent registered public accounting firm regarding financial reporting), and our independent registered public accounting firm reports directly to the Audit Committee.
The Audit Committee met four times in 2024. The current members of the Audit Committee are Brian G. Kushner (Chairman), Thomas H. Castro and Deborah A. Farrington. Our Board of Directors has determined that each Audit Committee member is “independent,” as such term is defined under the rules of the SEC and the NASDAQ Marketplace Rules applicable to audit committee members, and each Audit Committee member meets the financial literacy requirements of the NASDAQ Marketplace Rules. No member of the Audit Committee participated in the preparation of our, or our subsidiaries’, financial statements at any time during the past three years. In addition, our Board of Directors has determined that Dr. Kushner and Ms. Farrington (1) is an “audit committee financial expert,” as such term is defined under the rules of the SEC, and (2) meets the NASDAQ Marketplace Rules’ professional experience requirements. In making such determinations, the Board of Directors took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee and the Board of Directors, nor shall it affect the duties and obligations of other Audit Committee members or the Board of Directors.
The Compensation Committee. The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and specifically reviews and approves salaries, bonuses and equity-based compensation for our executive officers.
Our Board of Directors has delegated specifically to the Compensation Committee the following areas of responsibilities:
•
performance evaluation, compensation and development of our executive officers;

•
establishment of performance objectives under the Company’s short- and long-term incentive compensation arrangements and determination of the attainment of such performance objectives; and

•
oversight and administration of benefit plans.

The Compensation Committee generally consults with management in addressing executive compensation matters. Subject to applicable parameters in various employment agreements entered into with our executive officers, our Chief Executive Officer, based on the performance evaluations of the other executive officers, recommends to the Compensation Committee compensation for those executive officers. The executive officers, including our Chief Financial Officer, also provide recommendations to the Compensation Committee from time to time regarding key business drivers included in compensation program design, especially incentive programs, which may include defining related measures and explaining the mutual influence on or by other business drivers and the accounting and tax treatment relating to certain awards. Our Chief Executive Officer also provides regular updates to the Compensation Committee regarding current and anticipated performance outcomes, including the impact on executive compensation. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. The Compensation Committee has the authority to retain compensation consultants from time to time as it deems appropriate.
The Compensation Committee met five times in 2024. In between scheduled meetings, the members of the Compensation Committee receive periodic updates and are active in ensuring that the Company’s compensation programs remain consistent with marketplace developments and Company performance. The current members of the Compensation Committee are Steven M. Galbraith (Chairman), who was appointed to the Compensation Committee and Chairman of the Compensation Committee effective as of February 26, 2025, Andrew W. Hobson and Joan Hogan Gillman. Each of the members of the Compensation Committee is “independent,” as such term is defined under the NASDAQ Marketplace Rules.

The Nominating and Governance Committee. The Nominating and Governance Committee is primarily responsible for:
•
identifying individuals qualified to become Board members, consistent with criteria approved from time to time by the Board;

•
selecting, or recommending that the Board select, the director nominees to election at each annual meeting of stockholders;

•
recommending Board members to serve on the standing committees of the Board;

•
overseeing the Company’s corporate governance practices and procedures and reviewing and recommending to the Board any changes to the documents, policies and procedures in the Company’s corporate governance framework; and

•
assisting the Board in fulfilling its oversight responsibilities relating to corporate responsibility and environmental, social and governance matters.

The Nominating and Governance Committee met three times in 2024. The current members of the Nominating and Governance Committee are Joan Hogan Gillman (Chairman) and Deborah A. Farrington. Each of the members of the Nominating and Governance Committee is “independent,” as such term is defined under the NASDAQ Marketplace Rules.
Risk Oversight
Our Board of Directors as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committee, which reports on its deliberations to the full Board of Directors (except for those risks that require risk oversight solely by independent directors) as further described below. The Board of Directors believes that this structure for risk oversight is appropriate and, as only independent directors serve on the Board of Directors’ standing committees, the independent directors have full access to all available information for risks that may affect us.
The Audit Committee is specifically charged with reviewing and discussing risk management (primarily financial and internal control risk and cybersecurity and information technology risk) and receives regular reports from management (including legal, financial and information technology representatives), independent auditors, internal audit and outside legal counsel on risks related to, among other things, our financial controls and reporting, covenant compliance under our various financing and other agreements, cost of capital and cybersecurity and information technology. The Compensation Committee considers risks related to the Company’s compensation policies and programs and makes recommendations to the Board of Directors with respect to whether those compensation policies and programs are properly implemented to discourage inappropriate risk-taking and is regularly advised by management (including legal and financial representatives), outside legal counsel and compensation consultants. In addition, the Company’s management, including the Company’s General Counsel, regularly communicates with the Board of Directors regarding important risks that merit its review and oversight, including regulatory risk and risks stemming from periodic litigation or other legal matters in which we are involved. Further, we believe that our structure separating the Chairman and Chief Executive Officer roles more efficiently and appropriately allows for identification and assessment of issues that should be brought to the Board of Directors’ attention.
Director Nomination Process
The purposes of the Nominating and Governance Committee include, among other things, identifying individuals qualified to become Board members and recommending candidates to the Board to fill new or vacant positions. In recommending candidates, the Nominating and Governance Committee considers such factors as it deems appropriate, consistent with criteria approved by the Board and as described in more detail below.

The Nominating and Governance Committee does not maintain a formal process for identifying and evaluating nominees for director. Historically, director candidates have been first identified by evaluating the current members of our Board of Directors. If a member whose term is expiring at the next succeeding annual meeting of stockholders no longer wished to continue in service, if the Board of Directors determined to increase the overall size of the Board, or if our Board of Directors decided not to re-nominate such member, the Nominating and Governance Committee would then determine whether to commence a search for qualified individuals meeting the criteria discussed below.
Additionally, in 2025, our Board of Directors adopted an amendment to our Bylaws incorporating a director resignation policy whereby any incumbent director who fails to receive a majority of the votes cast for his or her election must promptly tender his or her resignation to the Board of Directors. The Nominating and Governance Committee will consider the resignation offer and make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken.
The Nominating and Governance Committee evaluates all candidates based upon, among other factors, a candidate’s financial literacy, knowledge of our industry and other organizations of comparable size, other relevant background experience, judgment, skill, integrity, the interplay of a candidate’s experience with the experience of other Board members, status as a stakeholder, “independence” (for purposes of compliance with the rules of the SEC and the NASDAQ Marketplace Rules), and willingness, ability and availability for service. There are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of us and our stockholders. For more information on certain skills the Nominating and Governance Committee evaluates and the current director nominees that possess each of those skills, see “Director-Nominee Skills and Expertise.”
The Board of Directors and the Nominating and Governance Committee believe that having a Board of Directors diverse in experience and expertise enables the Board of Directors, as a body, to have the broad range of requisite expertise and experience to guide the Company and management and to fulfill its role of oversight and stewardship. Currently, approximately 57 % of the Board consists of women or ethnically diverse members, in addition to the diverse skills and experience represented among all of the directors. Neither the Board of Directors nor the Nominating and Governance Committee has developed a formal policy with respect to diversity in identifying nominees for director; however, when evaluating potential nominees, the Nominating and Governance Committee does specifically consider individual characteristics that may bring diversity of skills and perspective to the Board of Directors, including professional background, unique skill sets and areas of expertise, among other relevant factors.
Our Bylaws provide for stockholder nominations to our Board of Directors, subject to certain procedural requirements. To nominate a director to our Board of Directors, a stockholder must give timely notice of the nomination in writing to our Corporate Secretary not later than 90 days nor earlier than 120 days prior to the anniversary date of the annual meeting of stockholders in the preceding year. All such notices must include (i) the stockholder’s name and address, (ii) a representation that the stockholder is one of our stockholders, and will remain so through the record date for the upcoming annual meeting of stockholders, (iii) the class and number of shares of our common stock that the stockholder holds (beneficially and of record), and (iv) a representation that the stockholder intends to appear in person or by proxy at the upcoming annual meeting of stockholders to make the nomination. The stockholder must also provide information on his or her prospective nominee, including such person’s name, address and principal occupation or employment, a description of all arrangements or understandings between the stockholder, his or her prospective nominee and any other persons (to be named), the written consent of the prospective nominee and such other information as would be required to be included in a proxy statement soliciting proxies for the election of director nominees.
Historically, we have not had a formal policy with regard to the consideration of director candidates recommended by our stockholders. To date, our Board of Directors has not received any recommendations from stockholders requesting that it consider a candidate for inclusion among our Board of Directors’ slate of nominees in our proxy statement. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received or will not be considered if one is received in the future. Our Board of Directors from time to time may give consideration to the circumstances in which the adoption of a formal policy would be appropriate.
Assessment of the Board of Directors
Each year, the Nominating and Governance Committee oversees an evaluation process. The evaluations help inform the Committee’s discussions regarding Board of Directors succession planning and refreshment and complement the Committee’s evaluation of the size and composition of the Board of Directors. The Board of Directors also recognizes that a robust and constructive evaluation process is an important part of good corporate governance and board effectiveness. Our Board of Directors is committed to an annual evaluation process and recognizes this process promotes continuous improvement. The annual self-assessment process evaluates the performance of the Board of Directors and its committees in accordance with a procedure established by the Nominating and Governance Committee. In 2024, Board of Directors completed questionnaires that requested subjective comment in key areas and solicited input for areas of development with respect to the full Board as well as the committees. The assessments are discussed by the Board of Directors and each committee, as applicable, and changes in practices or procedures are considered, as necessary.
Over the past few years, this evaluation process has contributed to various refinements in the way the Board of Directors and committees operate, including ensuring that Board of Directors and committee agendas are appropriately focused on strategic priorities and provide adequate time for director input.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS
Any matter intended for our Board of Directors, or for any individual member or members of our Board of Directors, should be directed to Richard S. Denning, Corporate Secretary, at our principal executive offices, 780 Johnson Ferry Road, N.E. Suite 500, Atlanta, Georgia 30342 with a request to forward the same to the intended recipient. In the alternative, stockholders may direct correspondence to our Board of Directors to the attention of the chairman of the Audit Committee of the Board of Directors, in care of Richard S. Denning, Corporate Secretary, at our principal executive offices. All such communications will be forwarded unopened.
CORPORATE CULTURE AND SOCIAL RESPONSIBILITY
We believe that our culture gives us a competitive edge with regard to employee recruitment, engagement and retention, and supports our financial productivity, performance and results. We exist to provide essential information, responsible and thought-provoking opinions, and exceptional entertainment to our listeners. We are committed to living our motto, “Where Every Voice Matters,” and holding ourselves to the highest standards of expression, internally and in our programming. That motto drives our mission to serve our four major constituencies: employees, investors, listeners and advertisers. We strive to relentlessly work to improve our processes to ensure we conduct all aspects of our business, including informing and entertaining our listeners, with the utmost integrity.
We take our responsibility to corporate sustainability seriously. In the context of our business, we are driven by and committed to the tenets of the acronym “FORCE”: FOcused, Responsible, Collaborative and Empowered. This commitment drives us every day, and we believe, serves to strengthen our operations and competitiveness in the marketplace, enhance risk management and attract and engage talented employees. Our board takes an active role in our overall strategy and risk management in areas related to corporate sustainability. Our Senior Leadership Team, subject to oversight by our Board, structures, monitors and adjusts corporate sustainability-related efforts in a manner that is consistent with our core values and in a manner designed to best serve the interests of the Company and all our stakeholders.
Our Company’s overall strategy and specific initiatives are designed to encompass the immediate and future advancement of social responsibility and sustainability. Below are highlights of our ongoing efforts in these areas:
Promoting Journalistic Integrity and Protecting Intellectual Property
Our mission is to serve the public interest by providing essential information, responsible opinions, and exceptional entertainment. As a result, the integrity of our culture and mission depends on ensuring that our programming maintains the same standards of expression to which we hold ourselves internally.
To maintain those standards, we have implemented The Guiding Principles of Cumulus Media Programming (the “Principles”). The Principles, among other things, outline our commitment to distribute content that is accurate, informative, entertaining and respects a diversity of perspectives. In addition, we have adopted a Payola-Plugola Policy, which strictly prohibits every employee from improperly profiting personally from the use of public airwaves, and we codify certain of our principles in our employee handbook, including with respect to the expectations regarding protecting intellectual property.
We undertake continuous monitoring of our content to ensure compliance with our programming guidelines, with responsibility assigned throughout the organization from local program directors to format heads to Vice Presidents of Programming Operations.
Attracting and Retaining Our Human Capital
We believe that our rigorous focus on our culture strategy has motivated our employees to be invested in both their jobs and the Company’s future. Their engagement serves not only to drive higher performance, but also helps attract new talent to the Company. It also enables us to retain valuable members of our team.

We invest in training and development to provide our employees with the tools to be effective and reach their full potential. In addition, we consistently monitor our cultural progress through frequent survey and feedback mechanisms.
Specifically, we have conducted a bi-annual, company-wide, anonymous culture survey since 2016. A majority of our full-time employees have participated in each survey since 2019, which includes an opportunity to rate their confidence in the CEO. We provide anonymous results from each survey to all market and business unit managers throughout the organization as well as the Board. The results are used to build on our proven practices, while adjusting where needed to achieve the highest possible levels of employee engagement. Changes made as a result of these surveys have helped to hold our leadership accountable, and improve our systems and processes. The five-year average of the survey scores in 2024 were:

93% of survey respondents say they are proud to work at Cumulus.	86% of survey respondents say they are excited for the future.	90% of survey respondents say they are confident/highly confident in our CEO.
We also conduct a bi-annual survey of our market managers, who lead our radio station markets. This survey asks more targeted questions regarding the performance of the corporate departments in supporting them. Results from these surveys are provided to the entire Senior Leadership Team and are used to enhance our support to all employee groups, human capital initiatives and investments. In addition, we monitor employee retention and turnover and present detailed data to our Board as part of its oversight of our human capital strategy.
Prioritizing a Welcoming and Inclusive Culture
We are committed to the advancement and cultivation of an environment where there is a sense of belonging for all. Providing resources to raise awareness and increase learning on these topics has been central to laying the foundations for our work.
Our steering committee, which is led by our CEO and includes five other members of the Senior Leadership team, is responsible for defining and leading ongoing strategy and tactical plans to ensure we cultivate a welcoming and inclusive culture for all of our employees. We continue to put forth considerable effort into our various training initiatives and programming with our leadership team and employees with an eye toward walking the talk of “Where Every Voice Matters.”
Recruitment
We have developed and maintain an Equal Employment Opportunity (EEO) recruitment program, as required by the Federal Communications Commission (FCC). As part of our program, we have engaged a third party to distribute information about available positions to a wide network of 18 websites that ensures that the information reaches qualified applicants of diverse backgrounds, experiences and capabilities.
Inclusive Content
We deliver premium content to an audience of a quarter of a billion people every month. To engage our vastly diverse community of listeners, we strive to provide a range of programming. Our Programming Principles memorialize our commitment to respect a diversity of perspectives in the content we provide our customers.

Managing Cybersecurity and Data Privacy
We utilize industry best practices to secure all information assets and protect consumer privacy, and our Board provides oversight.
•
Our information security program is led by our SVP, Information Technology and Security Officer, who has over 30 years of experience in the technology field.

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Our Chief Financial Officer updates the Audit Committee of the Board on our information security initiatives on a quarterly basis.

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Our Audit Committee Chair brings relevant information security experience to our Board in his capacity as co-lead of the Technology, Activism, and Aerospace and Defense practices at a global consulting firm, where he has led numerous projects in cybersecurity.

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We conduct bi-annual mandatory, company-wide information security training to ensure all employees have the most up-to-date information developments in this area.

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We conduct frequent phishing simulations to promote employee awareness of and readiness for information security risks.

Environmental Management
Across all our businesses, we are committed to operating responsibly and efficiently, and to reducing any environmental risks, including those related to climate change, associated with our operations.
As part of our strategy to mitigate environmental risks—including those related to climate change—and to reduce our carbon footprint, we have launched a corporate-wide energy consumption program to measure our energy baseline and the impact of our energy reduction initiatives. As part of this broader effort, we commissioned an energy review by a third party to further identify areas of opportunity, including benchmarking the energy efficiency of our different locations and assessing the potential for installing solar panels. One next step: going forward, all new offices will follow a standardized set of energy-efficient HVAC systems and controls.
This effort builds from our work over the last few years to reduce energy use, including the 2021 completion of a multi-year effort to install MDCL control boards in all applicable AM transmitters, achieving approximately 33% energy reduction with no noticeable effect on signal coverage. In addition, we have shifted much of our corporate workforce to a work-from-home approach. As a result, we have reduced office space square footage which has helped shed significant energy usage associated with maintaining office space and reduced the use of personal vehicles for commuting.
Initiatives to reduce energy consumption and related greenhouse gas emissions include:

Engaging outside experts to regularly evaluate our systems and implement improvements	Installation of energy efficient lighting	Installation of energy efficient HVAC systems and controls

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table lists information concerning the beneficial ownership of our common stock as of April 11, 2025 (unless otherwise noted), by (1) each person known to us to beneficially own more than 5% of any class of our voting common stock, (2) each of our directors and director nominees, and each of our named executive officers (as defined below), and (3) all of our current directors and executive officers as a group.
	Class A Common Stock(1)
Name of Stockholder	Number of Shares	Percentage of Shares Outstanding
Thomas H. Castro	101,446	*
Deborah A. Farrington	62,786	*
Steven M. Galbraith	575,200(2)	3.4%
Joan Hogan Gillman	101,446	*
Andrew Hobson	184,155	1.1%
Brian G. Kushner	101,446	*
Mary G. Berner	390,252	2.3%
Francisco J. Lopez-Balboa	186,875	1.1%
Collin R. Jones	81,534	*
All current directors and executive officers as a group (12 persons)	2,040,579	11.9%
Zazove Associates, LLC(3)	2,067,566	12.1%
Renew Group Private Ltd.(4)	1,058,836	6.2%
Seaport Global Asset Management LLC(5)	1,044,481	6.1%

*
Indicates less than one percent

(1)
Each share of Class A common stock entitles its holder to one vote on each matter to be voted upon by stockholders.

(2)
Includes 400,000 shares of Class A common stock held by Kindred Capital Advisors LLC (“Kindred Capital”), which Mr. Galbraith may be deemed to beneficially own by virtue of his position as managing member of Kindred Capital.

(3)
This information is based in part on a Schedule 13G/A filed with the SEC on January 7, 2025, by Zazove Associates, Inc. (“Zazove Inc.”), Zazove Associates, LLC (“Zazove LLC”) and Gene T. Pretti, which stated that Zazove Inc., Zazove LLC and Mr. Pretti have sole voting power and sole dispositive power over 2,067,566 shares. The address of Zazove Inc., Zazove LLC and Mr. Pretti is 1001 Tahoe Blvd., Incline Village, NV 89451.

(4)
This information is based in part on a Schedule 13D/A filed with the SEC on April 16, 2025, by Renew Group Private Ltd. (“Renew”), which stated that Renew has sole voting power and sole dispositive power over 1,058,836 shares. The address of Renew is 463 MacPherson Road, Singapore 368181.

(5)
This information is based in part on a Schedule 13G filed with the SEC on January 29, 2024, by Seaport Global Asset Management LLC (“Seaport”), which stated that Seaport has sole voting power and sole dispositive power over 1,044,481 shares. The address of Seaport is 360 Madison Avenue, 23rd Floor, New York, NY 10017.

STOCKHOLDER OUTREACH
The Board and management are committed to engaging with our stockholders and incorporating feedback into our decision-making processes. Throughout the year, various members of management, including our CEO and Chief Financial Officer, and various members of the Board, including its Chairman, meet by phone and/or in person with current and prospective stockholders to discuss our strategy, business, and financial results. These stockholders are engaged to solicit their views and feedback on issues that matter most to them, including, among other things, corporate governance, compensation, corporate social responsibility, human capital management, and other related matters. Stockholder feedback is shared with our full Board.
Since our 2024 Annual Meeting of Stockholders, and because of the difficulty of identifying and contacting individual retail holders, we reached out to our institutional investors (as well as those retail investors we could identify), which we refer to as identifiable stockholders. We contacted 96% of our identifiable stockholders and 78% of those engaged with us. This engagement included all of our top 20 stockholders, representing approximately 63% of our outstanding shares, and 27 of our top 30 stockholders. In total, we were able to contact and engage with stockholders representing approximately 69% and 53% of our outstanding shares, respectively. Metrics related to stockholder engagement are calculated based on ownership percentages, from publicly available sources and other sources available to the Company, as of December 31, 2024.
Following these discussions with our stockholders, our Board took action to implement changes responsive to the stockholder feedback we received. Specifically, since the 2024 Annual Meeting of Stockholders the Board has:
•
Appointed a top stockholder, Steven M. Galbraith to our Board and appointed Mr. Galbraith as Chair of the Board’s Compensation Committee. As a longtime stockholder in the Company, Steve has demonstrated a deep commitment to the Company’s success. His extensive experience and expertise complement the diverse strengths and wide-ranging capabilities of our existing Board.

•
Adopted a Bylaw amendment to incorporate a resignation policy for director nominees who do not receive a majority of the votes cast in uncontested elections.

•
Instituted new stock ownership guidelines for the non-executive members of our Board, adding to the Company’s previously existing policy for its executive officers.

•
Determined not to renew our “poison pill” after its expiration in February 2025.

•
Made substantial changes to our executive compensation program (as further outlined in “Executive Compensation”).

EXECUTIVE COMPENSATION
Following the 2024 Annual Meeting of Stockholders, the Company launched an intensive stockholder engagement program with the goal of identifying and implementing both compensation and governance changes that are responsive to stockholder feedback. As part of the process, we reached out to stockholders representing approximately 96% of shares held by our identifiable stockholders (defined as our institutional investors as well as those retail investors we could identify; 69% of our total outstanding shares), including 100% of our top 20 stockholders, offering to meet with each of them. We then held in-person and/or video conferencing meetings with stockholders representing approximately 78% of shares held by identifiable stockholders (53% of our total outstanding shares), with the Chair of the Compensation Committee participating in a majority of the meetings along with our CEO, CFO, and investor relations team. The direct result of those discussions are the compensation and changes we highlight below, including, among other things, reductions in executive compensation, accelerated financial goal setting for long-term executive compensation, longer performance periods for our LTI program and more differentiated performance metrics across our LTI awards and STIP awards. The shareholder feedback we received was invaluable to our efforts to implement changes to our compensation and governance policies and programs that fully align with, and support, our goal of growing shareholder value. We discuss each of these efforts in more detail in in the section entitled “2024 ‘Say-on-Pay’ Vote and Additional Outreach” below.
The following outlines our executive compensation program and objectives and the decisions the Compensation Committee, in consultation with its independent compensation consultant, made regarding the fiscal 2024 compensation of our named executive officers. The Compensation Committee’s continued focus remains deploying a compensation program that emphasizes rewarding exceptional performance and driving value creation for our stockholders. The Company has conformed certain information required in this Proxy Statement to the applicable scaled disclosure obligations for Smaller Reporting Companies, as defined in Rule 12b-2 of the Securities Exchange Act of 1934. Under the scaled disclosure obligations, the Company is not required to provide, among other things, a Compensation Discussion and Analysis and certain other tabular and narrative disclosures relating to executive compensation. For purposes of transparency, however, we provide in this section certain expanded disclosures regarding the principles underlying our executive compensation program and how we make compensation decisions.
2024 Named Executive Officers
For the year ended December 31, 2024, our Chief Executive Officer (“CEO”) and our two other most highly compensated executive officers, who we refer to as our named executive officers, were:
Mary G. Berner	President and CEO
Francisco J. Lopez-Balboa	Executive Vice President and Chief Financial Officer (“CFO”)
Collin R. Jones(1)	Executive Vice President, Corporate Strategy and Development and President of Westwood One

(1)
Mr. Jones was appointed as President of Westwood One effective January 1, 2024, adding to his position as EVP, Corporate Strategy and Development, and became an executive officer of the Company at that time.

Executive Compensation: Key Principles

Our executive compensation program reflects our key compensation principles and incents executive officers to execute key value-creating strategic and operating goals. The Compensation Committee uses a combination of fixed and variable pay elements to achieve the following objectives:

•
align the interests of the executive officers with the interests of our stockholders;

•
motivate the executive officers to deliver superior performance over the short and long term; and

•
attract and retain executive talent.

Key Elements of 2024 Executive Compensation
The main elements of the Company’s 2024 compensation program for our named executive officers, and a description of each, are provided below:

Compensation Element	Fixed/ Variable	Description	Objectives
Base Salary	Fixed	Source of stable cash income	Attract and retain talent Determined based on relevant experience and expertise, functional progression, career development, skills and special competencies
Short-Term Incentive Program (“STIP”) Awards	Variable	Performance-based cash award tied to achievement of short-term corporate financial goals	Motivate achievement of annual performance metrics critical to Company performance and stockholder value creation
Long-Term Incentive (“LTI”) Awards	Variable	Comprised of: • time-based restricted stock units (“RSUs”); • performance-based restricted stock units (“PRSUs”); and • cash-based performance units (“CPUs”)	Align significant portion of named executive officer compensation with the long-term success of the Company and the enhancement of stockholder value
Retirement and Welfare Benefits	Fixed	Retirement plan (401(k)), health care and insurance benefits consistent with benefits provided to other full-time employees	Attract and retain talent with market-competitive benefits
Severance Compensation	Fixed	Reasonable and market competitive severance protection	Attract and retain talent Facilitate orderly transition in the event of management changes
Mix of 2024 Compensation Elements
In accordance with our key compensation principles, a significant portion of the total target direct compensation for our named executive officers is “at-risk” and dependent upon future financial and/or stock price performance. Total direct compensation includes base salary, short-term incentive opportunities, and long-term incentive opportunities.

For Ms. Berner, 72% of her total direct compensation opportunity for 2024 was at risk (based on achievement of performance conditions, stock price performance, or vesting conditions), as illustrated below. On average, 66% of the total direct compensation opportunities for 2024 for our other named executive officers was at risk.
CEO	Other NEOs

Executive Compensation Best Practices
The table below highlights certain key features of our compensation program for our named executive officers. The Company believes that these features demonstrate our commitment to serve our stockholders’ interests and drive named executive officer performance.

What We Do	What We Don’t Do
☑ Align a significant portion of our executive pay with performance, including by linking a portion of total compensation to achievement of specific performance goals	☒ Do not provide excise tax gross-ups upon a change in control
☑ Maintain robust “clawback” requirements that are broader than NASDAQ and SEC rules and regulations	☒ Do not grant equity awards that provide for “single-trigger” vesting upon a change in control
☑ Maintain stock ownership guidelines for our named executive officers	☒ Do not reprice stock options without stockholder approval
☑ Maintain anti-hedging and anti-pledging policies	☒ Do not provide perquisites
☑ Provide reasonable post-employment and change in control protections

☑
Utilize both time-vesting and performance- based compensation as part of the Company’s long-term incentive program (with performance-based compensation accounting for approximately 50% of each named executive officer’s initial award opportunity)

☑ Obtain advice for the Compensation Committee from an external, independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”)
☑ Provide “change in control” vesting on equity awards only on a “double-trigger” basis

How We Make Compensation Decisions
Role of the Compensation Committee
The Compensation Committee, which is comprised solely of independent directors, determines the compensation for each of our executive officers (or, for the CEO, recommends her compensation to the full Board for approval), and oversees the review and determination of our executive compensation program. Each year, it reviews and performs a comprehensive assessment and analysis of the executive compensation program, including the elements of each named executive officer’s compensation, with input from the Compensation Committee’s independent compensation consultant. In early 2025, we appointed Steven M. Galbraith to our Board and as chair of the Compensation Committee. Mr. Galbraith is a top shareholder of the Company, and we believe that his presence on the Compensation Committee will add valuable perspective to executive compensation determinations.
Role of Officers
Our CEO and Chief Human Resources Officer consult with and give input to the Compensation Committee with respect to the Company’s compensation philosophy and make recommendations regarding the compensation of other executive officers, including the named executive officers, but not regarding the CEO’s compensation. All recommendations of the CEO to the Compensation Committee regarding the compensation of other executive officers are independently evaluated by the Compensation Committee, considering, among other things, the ability to motivate, incent and retain key executives and to achieve the company’s goals and objectives.
The CFO assists the Compensation Committee in understanding the key drivers of company performance, particularly those measures used in our annual cash incentive and long-term incentive programs and provides the Compensation Committee with regular updates on Company performance as it relates to certain performance measures used in our annual cash incentive and long-term incentive programs.
Role of Independent Compensation Consultant
For fiscal 2024, the Compensation Committee again engaged FW Cook as its independent compensation consultant. At the Compensation Committee’s request, FW Cook annually evaluates the competitiveness of the base salaries, annual cash incentives and long-term incentives awarded to the named executive officers, provides competitive market data on new compensation arrangements (as applicable) and evaluates the continued appropriateness of existing arrangements. In 2024, FW Cook attended a majority of Compensation Committee meetings and was available to provide guidance to the Compensation Committee on compensation questions and issues as they arose.
Market Compensation Analysis
The Compensation Committee regularly reviews an analysis prepared by FW Cook of the compensation of our Chief Executive Officer and Chief Financial Officer as compared to a peer group FW Cook recommends. At the time the Compensation Committee approved target compensation for 2024, an analysis from 2023 was used.
During 2024, for purposes of 2025 compensation decisions, the Compensation Committee reviewed a market analysis of the total direct compensation of those named executive officers included in our 2024 proxy statement as compared to the total direct compensation for similarly situated executives at companies in an updated peer group prepared by FW Cook (the “Peer Group”). Selection criteria included industry, size of organization (as reflected by revenues and market capitalization), and proxy advisory firm preferences. For this purpose, “total direct compensation” consists of base salary, target bonus opportunity and long-term incentive grant value as disclosed in the most recent proxy statement publicly available at the time of the analysis. The market analysis indicated that Ms. Berner’s total direct compensation was slightly below the 25th percentile of total direct compensation for CEOs among the Peer Group. For purposes of this market analysis, the Peer Group consisted of the following companies:

comScore, Inc.	Entravision Communications Corporation	fuboTV Inc.
Lee Enterprises Incorporated	QuinStreet, Inc.	The E.W. Scripps Co.
The Marcus Corporation	Thryv Holdings, Inc.	Townsquare Media, Inc.
Urban One, Inc.	WideOpenWest, Inc.
In 2025, the Compensation Committee utilized a similar methodology to identify a peer group for purposes of 2025 compensation decisions, which we expect to discuss in further detail in next year’s proxy statement.
Stockholder Engagement and 2024 “Say-on-Pay” Vote
Our relationship with our stockholders plays an important part in our long-term success. Our stockholders have regularly shared their insights and perspectives with us over the years through our investor relations program, which involves, at a minimum, regular outreach to our top stockholders and conferences, among other engagements.
Prior Responsiveness to Stockholders
As disclosed in our 2024 proxy statement, following our previous engagement with stockholders, the Compensation Committee took the following actions to address stockholder feedback and execute best practices in our fiscal 2024 compensation program and in our compensation disclosure:

What We Did	Why We Did It
For our LTI awards for 2024, we moved from one metric (Adjusted EBITDA) to three, by adding Adjusted Controllable Expense (as defined below) and Digital Marketing Services Revenue (as defined below) goals	To further diversify the metrics used in our incentive programs, including in response to stockholder feedback regarding our prior emphasis on Adjusted EBITDA (as defined below) as a sole metric
Adopted a Compensation Clawback Policy which complies with NASDAQ and SEC rules and regulations, in addition to maintaining the clawback provisions that were previously contained in existing incentive or benefit plans as a supplement to such Compensation Clawback Policy	To help ensure compliance with regulatory requirements with respect to financial restatement clawbacks, while maintaining the power to claw back compensation in the event of misconduct or detrimental activity by an executive officer
Adopted an anti-hedging and anti-pledging policy	To help ensure alignment with best practices and stockholder feedback
Established stock ownership guidelines for our named executive officers	To promote stock ownership and help ensure alignment with stockholders
Provided additional disclosure surrounding our dual class structure	To clarify the purpose and background of the dual class structure and provide greater transparency for our stockholders
2024 “Say-on-Pay” Vote and Additional Outreach
At the 2024 Annual Meeting of Stockholders, our annual stockholder advisory vote on named executive officer compensation, commonly referred to as the “say-on-pay vote,” received the support of approximately 35% of the votes cast. We were unsatisfied with this level of support. Accordingly, we significantly increased our stockholder engagement, which included extensive outreach to our stockholders, to provide them an opportunity to share concerns and feedback regarding what drove stockholders’ say-on-pay voting decisions, as well as any other areas of interest from stockholders, including governance and other matters.
We initially reached out directly to stockholders representing approximately 96% of shares held by our identifiable stockholders (69% of our total outstanding shares), including 100% of our top 20 stockholders, offering to meet with each of them.2
We held in-person and/or video conferencing meetings with stockholders representing approximately 78% of shares held by identifiable stockholders (53% of our total outstanding shares), including all of our top 20 stockholders. An independent director was involved in meetings with stockholders representing over 72% of shares held by identifiable stockholders (50% of our total outstanding shares), with the Chair of the Compensation Committee participating in a majority of the meetings. The discussions also included our CEO, CFO and investor relations team. At meetings following those stockholder discussions, the Compensation Committee reviewed the feedback from those discussions and took it into account when determining how our compensation program could be enhanced to better address investor concerns.
We heard from stockholders that they appreciated this engagement with us. We value the views of our stockholders, which were shared with our relevant committees and the full Board and were carefully considered in making changes to our fiscal 2025 compensation program. As a result of the review that we undertook, and after taking into account various perspectives that were conveyed to us during our engagement process, we and the Compensation Committee determined to take the actions described in the following chart, which are further discussed below in this disclosure:
Additional Responsiveness to Stockholders Reflected in 2025 Compensation Decisions

What We Heard	Our Perspective/How We Responded
A preference to maintain multiple performance metrics and differentiate performance metrics across our LTI awards and our STIP awards	We maintained multiple performance metrics and changed the metrics for the performance-based component of our 2025 LTI to differentiate between the LTI and STIP awards by replacing Adjusted EBITDA, which is the performance metric used in in our STIP awards, with adjusted EBITDA margin (excluding political), and also established a relative total shareholder return metric.
A preference for multi-year goals to be established at the time LTI awards are granted	The Compensation Committee changed its practice, which had previously been to establish goals for each performance year under the performance-based component of our LTI awards at the beginning of each year. For the 2025 LTI awards, the Compensation Committee established multi-year goals at the beginning of 2025.
A concern regarding historical payouts despite negative total shareholder return
The Compensation Committee added relative total shareholder return as a metric, with three-year cliff vesting, under the performance-based component of our 2025 LTI awards.
At management’s recommendation, the Compensation Committee decreased total direct compensation for the CEO and CFO by 18%,

2A substantial amount of our Class A common stock is held by retail investors, and our capacity for outreach is generally limited to our identifiable stockholders.

What We Heard	Our Perspective/How We Responded
and for all our Executive Officers by an average of 16%, for 2025, by reducing target LTI and STIP compensation by 25%.
A desire for performance-based LTI award goals to cover a longer performance period	The relative total shareholder return goal for the performance-based portion of our 2025 LTI awards measures performance based on a three-year cumulative period, rather than based on individual years within such period.
A concern that the Compensation Committee may not be sufficiently responsive to stockholder interests	We appointed Steven M. Galbraith, one of our top stockholders, to our Board and as Chair of the Compensation Committee.
In addition to the actions described above, we also took various actions in response to general corporate governance matters raised by our stockholders, as further described in the section titled “Stockholder Outreach”. Overall, the Compensation Committee and management have appreciated the constructive input received from stockholders on all topics, which has given us additional and valuable insight into key priorities of our stockholders. As illustrated above, we have incorporated stockholder feedback into our practices, and we will continue to listen to our stockholders’ concerns. The Compensation Committee believes that the enhancements that have been implemented over the past two years are in the best interests of our investors and serve to further align the interests of our management and our stockholders.
We encourage our stockholders to read the remainder of this Executive Compensation disclosure for more information regarding how our executive compensation programs reinforce our pay-for-performance philosophy. In particular, as illustrated in the section titled “Pay Versus Performance” below, there was a strong correlation between 2024 “compensation actually paid” to our named executive officers (as defined for purposes of such disclosure) and the Company’s net loss and total shareholder return performance in 2024.
2024 Summary Compensation Table
The following table summarizes the total compensation paid or granted to or earned by each of the named executive officers for the fiscal years ended December 31, 2024 and December 31, 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Options Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Mary G. Berner	2024	1,450,000	—	1,743,751	—	1,458,593	3,450	4,655,794
President and Chief Executive Officer	2023	1,450,000	—	1,691,437	—	1,379,440	2,719	4,523,596
Francisco J. Lopez-Balboa	2024	800,000	—	868,000	—	821,784	3,742	2,493,526
Executive Vice President, Treasurer and Chief Financial Officer	2023	800,000	—	840,876	—	769,057	6,000	2,415,933
Collin R. Jones	2024	650,000	—	276,285	—	480,885	5,175	1,412,345
Executive Vice President, Corporate Strategy and Development and President of Westwood One

(1)
Reflects the awards of both time-based and performance-based restricted stock units. The grant date fair value of the awards is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 and, for performance-based stock awards, is based on the probable outcome of the performance goals as of the grant date. Assuming the highest levels of performance conditions are achieved, the aggregate value at the grant date of performance-based stock awards would be as follows: Ms. Berner, $871,875; Mr. Lopez-Balboa, $371,999; and Mr. Jones, $80,210. Performance-based stock awards assume all grants were made in the initial year using the initial year grant date fair value; although performance goals for the second, third and fourth years will be set based upon budget for the applicable performance year. See note 10 of the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2024, for certain assumptions underlying the fair value of awards.

(2)
Includes payments earned under the 2024 STIP and under the 2024 tranches of CPU awards. See “2024 Short-Term Incentive Awards Under Short-Term Incentive Plan” and “Cash-Based Performance Units” below.

2024 Named Executive Officer Compensation Program Description
2024 Base Salary
Base salaries are intended to attract and retain experienced executive leaders and are generally determined based on relevant experience and expertise, functional progression, career development, skills and special competencies. Base salaries for executive officers are generally reviewed on an annual basis. In connection with Mr. Jones’ appointment as President of Westwood One, his annual base salary rate was increased from $500,000 to $650,000 effective January 1, 2024. No other changes were made to the named executive officers’ base salaries for 2024.
The following table sets forth the 2024 base salary rate for each of our named executive officers:
Named Executive Officer	2024 Base Salary Rate
Mary G. Berner	$1,450,000
Francisco J. Lopez-Balboa	$800,000
Collin R. Jones	$650,000

2024 Short-Term Incentive Awards Under Short-Term Incentive Plan
In March 2024, the Board adopted the Company’s 2024 STIP, in which named executive officers participate. Award opportunities for the named executive officers under the 2024 STIP were based on Adjusted EBITDA. For purposes of this compensation disclosure, “Adjusted EBITDA” means the Company’s as reported adjusted EBITDA3 for the fiscal year, as further adjusted to reflect the impact of extraordinary items deemed appropriate by the Compensation Committee.
The table below sets out the threshold, target and maximum Adjusted EBITDA goals established for the 2024 STIP by the Compensation Committee in March 2024:
2024 STIP Adjusted EBITDA Goals (in millions)
Threshold (50% Payout)	Target Range (100% Payout)	Maximum (200% Payout)
$74.4	$93.0-102.5	$120.9
The 2024 Adjusted EBITDA target goal for the 2024 STIP was set below the corresponding 2023 goal and 2023 actual results in recognition of unfavorable macroeconomic and industry conditions. The Compensation Committee viewed the 2024 target Adjusted EBITDA goal as appropriately challenging in the current environment, while remaining achievable without undue risk-taking by our executive officers.
The target cash incentive award opportunity available to each named executive officer under the 2024 STIP was calculated as a percentage of each named executive officer’s base salary, all in accordance with the terms of each such officer’s employment agreement. The table below sets out the target cash incentive award opportunity under the 2024 STIP for each named executive officer as a percentage of base salary and as a dollar value:
Named Executive Officer	STIP Target Award Opportunity (% of base salary)	STIP Target Award Opportunity ($)
Mary G. Berner	100%	$1,450,000
Francisco J. Lopez-Balboa	100%	$800,000
Collin R. Jones	80%	$520,000
Under the 2024 STIP, achievement was measured at the end of each quarter, beginning with the quarter ended March 31, 2024, based on year-to-date Adjusted EBITDA at the end of the respective quarter. If target Adjusted EBITDA levels for the year-to-date period were met or exceeded, up to 12.5% of the total annual target bonus would be paid following the applicable quarter end. If, at the completion of any quarter, target Adjusted EBITDA levels for the year-to-date period (other than the full year period) were not met, no payment was made for that period.
Following the end of the year, Adjusted EBITDA for the full year is compared to the threshold, target and maximum performance goals. If full-year 2024 Adjusted EBITDA met the threshold level, each named executive officer would be entitled under the 2024 STIP to a total payout for the full year equal to 50% of his or her respective 2024 STIP target award opportunity. If full-year 2024 Adjusted EBITDA met the maximum level, each named executive officer would be entitled under the 2024 STIP to a total payout for the full year equal to 200% of his or her respective 2024 STIP target award opportunity. Adjusted EBITDA between threshold and the bottom of the target range, or the top of the target range and maximum, would result in payout amounts determined by linear interpolation. In other words, payouts would only be above target if we exceeded the upper bound of the target range. The payout amount calculated for Adjusted EBITDA over the full-year period are reduced by payments previously made for the quarterly periods in 2024.

3The Company’s “as reported adjusted EBITDA” is the Company’s earnings before interest, taxes, depreciation and amortization, adjusted to exclude stock-based compensation expense, gain or loss on the exchange, sale, or disposal of any assets or stations or early extinguishment of debt, restructuring costs, expenses relating to acquisitions and divestitures, non-routine legal expenses incurred in connection with certain litigation matters, and non-cash impairments of assets, if any.

The Compensation Committee determined that, for compensation purposes, full-year Adjusted EBITDA for fiscal year 2024 was $84,518,000 million. This determination results in a formulaic payout of 77.2% of target for the 2024 STIP awards. As a result, the payments to each of the named executive officers under the 2024 STIP were as follows: Ms. Berner ($1,119,400); Mr. Lopez-Balboa ($617,600); and Mr. Jones ($401,440).
2024 Long-Term Incentive Awards
The Company maintains the Cumulus Media Inc. 2020 Equity and Incentive Compensation Plan (Amended and Restated effective April 26, 2023) (the “2020 Long-Term Incentive Plan”). The 2020 Long-Term Incentive Plan is intended to, among other things, help attract, motivate and retain key employees and directors and reward them for making contributions to the success of the Company. The 2020 Long-Term Incentive Plan generally permits the following types of awards: stock options (including incentive options and non-qualified options); restricted stock; restricted stock units; stock appreciation rights; dividend equivalents; other stock-based awards; performance awards; and cash awards.
In March 2024, the Board of Directors and Compensation Committee, as applicable, approved LTI awards pursuant to, and in accordance with, the 2020 Long-Term Incentive Plan. The targeted value of the awards that were granted in 2024 to each of the named executive officers under the 2020 Long-Term Incentive Plan were as follows:
Named Executive Officer	RSU Awards	PRSU Awards	CPU Awards	Total LTI Awards
Mary G. Berner	$1,162,500	$581,250	$581,250	$2,325,000
Francisco J. Lopez-Balboa	$620,000	$248,000	$372,000	$1,240,000
Collin R. Jones	$222,811	$53,473	$169,338	$445,622
The 2024 LTI award consisted of a mix of RSUs, PRSUs and CPUs in order to provide a balance between retention and performance incentives for the executive officers, and to further incentivize them toward the creation of long-term value.
Time-Based Restricted Stock Units
The 2024 RSU awards vest in substantially equal installments on each of the first four anniversaries of the grant date.
Performance-Based Restricted Stock Units
2024 PRSU Awards
The 2024 PRSU awards are split into four tranches with respect to the four calendar years in the performance period (2024 through 2027), and each tranche is generally eligible to vest following the end of the applicable performance year, subject to achievement of the applicable performance goals during the performance year. The number of 2024 PRSUs vesting with respect to any year during the performance period may be earned in a range of 0% to 150% of the initial shares awarded with respect to such year. As noted in our 2024 proxy statement, in addition to Adjusted EBITDA, the Compensation Committee determined to add Adjusted Controllable Expenses and Digital Marketing Services Revenue as additional performance metrics for our 2024 PRSU awards.
The 2024 PRSUs are earned based on the satisfaction of goals with respect to the following criteria that are established by the Board at the beginning of each respective fiscal year for 2024, 2025, 2026 and 2027:
•
60% of the overall award is based on Adjusted EBITDA, as determined by the Compensation Committee;

•
20% of the overall award is based on management’s performance against the Company’s Adjusted Controllable Expense budget, as determined by the Compensation Committee; and

•
20% of the overall award is based on management’s performance against the Company’s Digital Marketing Services Revenue budget, as determined by the Compensation Committee.

“Adjusted Controllable Expense” means the adjusted controllable expenses for the applicable period as determined by the Compensation Committee. “Digital Marketing Services Revenue” means the Company’s digital marketing services revenue (consisting solely of revenue derived from digital marketing services aimed at enhancing customers’ digital campaigns and revenue derived from digital tools used to boost customer online presence) for the applicable period.
For the 2024 tranche of the 2024 PRSU awards, the table below sets forth the threshold, target and maximum goal levels for the applicable performance metrics, the actual performance certified by the Compensation Committee following the end of the 2024 performance year, and the percentage of such 2024 tranche that was earned by each named executive officer:
Performance Measure	Weighting	Performance Objectives (in millions)			Actual Performance (in millions)	Weighted Payout %
		Threshold (50% vesting)	Target Range (100% vesting)	Maximum (150% vesting)
Adjusted EBITDA	60%	$74.4	$93.0 – 102.5	$120.9	$84.5	46.3%
Adjusted Controllable Expense	20%	$487.5	$480.0	$472.5	$461.0	30.0%
Digital Marketing Services Revenue	20%	$49.1	$54.6	$60.0	$49.9	11.4%
Total Payout%						87.7%
For performance between the levels described above, the degree of vesting is interpolated on a linear basis.
The 2024 Adjusted EBITDA target goal for the 2024 PRSUs and 2024 CPUs (as described below), as well as prior-year PRSU and CPU awards, was set below the corresponding 2023 goal and 2023 actual results in recognition of unfavorable macroeconomic and industry conditions. The Compensation Committee viewed the 2024 target Adjusted EBITDA goal as appropriately challenging in the current environment, while remaining achievable without undue risk-taking by our executive officers.
Prior Year PRSU Awards
As previously disclosed, in each of 2021, 2022 and 2023, the Compensation Committee approved PRSU awards for the named executive officers that are split into four tranches with respect to the four calendar years in the performance period (2021 through 2024 with respect to the 2021 PRSU awards. 2022 through 2025 with respect to the 2022 PRSU awards, and 2023 through 2026 with respect to the 2023 PRSU awards). Each tranche is generally eligible to vest following the end of the applicable performance year, subject to achievement of the applicable performance goals during the respective performance year. The PRSUs vesting with respect to any year during the performance period may be earned in a range of 0% to 100% of the initial PRSUs awarded with respect to such year. The PRSUs are earned based on Adjusted EBITDA (as defined above), as determined by the Compensation Committee compared to goals it establishes at the beginning of each respective fiscal year.
For 2024 tranches of the 2021, 2022 and 2023 PRSU awards, awards were designed so that if Adjusted EBITDA for 2024 was less than 90% of the 2024 Adjusted EBITDA goal, the vested PRSUs with respect to 2024 would be forfeited in their entirety, and if Adjusted EBITDA for 2024 was at the target level, each named executive officer would be entitled to a payout of 100% of his or her respective PRSU award opportunity. Adjusted EBITDA between threshold and target would result in payout amounts determined by linear interpolation.
The 2024 Adjusted EBITDA goals for the 2021, 2022 and 2023 PRSU awards were as follows:
2024 PRSU Adjusted EBITDA Goal (in millions)
Threshold (50% payout)	Target (100% payout)
$83.7	$93.0

As a result of the performance achievement described above, the 2024 tranches of the 2021, 2022 and 2023 PRSUs were determined to have been earned at 54.4% of target. As described above, the 2024 tranche of the 2024 PRSUs was determined to have been earned at 87.7% of target. The table below sets forth the target number of PRSUs subject to the 2024 tranche of each of the 2021, 2022, 2023 and 2024 PRSU awards, and the number of PRSUs actually earned for 2024 performance, for each named executive officer:
	2021-2024 PRSU Award		2022-2025 PRSU Award		2023-2026 PRSU Award		2024-2027 PRSU Award
Named Executive Officer	2024 Tranche Target PRSUs	2024 Tranche Earned PRSUs	2024 Tranche Target PRSUs	2024 Tranche Earned PRSUs	2024 Tranche Target PRSUs	2024 Tranche Earned PRSUs	2024 Tranche Target PRSUs	2024 Tranche Earned PRSUs
Mary G. Berner	12,650	6,876	27,635	15,020	27,856	15,140	37,165	32,594
Francisco J. Lopez-Balboa	7,000	3,805	14,755	8,020	11,870	6,452	15,856	13,906
Collin R. Jones	1,875	1,020	4,675	2,541	2,573	1,399	3,419	2,999
Cash-Based Performance Units
2024 CPU Awards
In March 2024, the Board or Compensation Committee, as applicable, granted each named executive officer CPUs. The 2024 CPU awards are generally subject to the same vesting and performance terms as the 2024 PRSU awards. As a result, as with the 2024 PRSU awards, the 2024 tranche of the 2024 CPU awards was determined to have been earned at 87.7% of target.
Prior Year CPU Awards
As previously disclosed, in February of 2021 and February of 2023, the Compensation Committee granted each named executive officer CPUs. The 2021 and 2023 CPU awards are generally subject to the same vesting and performance terms as the 2021 PRSUs and 2023 PRSUs, respectively. As a result, as with the 2021 and 2023 PRSU awards, the 2024 tranches of the 2021 and 2023 CPU awards were determined to have been earned at 54.4% of target.
The table below sets forth the target number of CPUs subject to the 2024 tranche of each of the 2021, 2023 and 2024 CPU awards, and the number of CPUs actually earned for 2024 performance, for each named executive officer, consistent with the performance achievement described above with respect to the corresponding PRSUs:
	2021-2024 CPU Award		2023-2026 CPU Award		2024-2027 CPU Award
Named Executive Officer	2024 Tranche Target CPUs	2024 Tranche Earned CPUs	2024 Tranche Target CPUs	2024 Tranche Earned CPUs	2024 Tranche Target CPUs	2024 Tranche Earned CPUs
Mary G. Berner	$248,300	$135,075	$140,953	$76,679	$145,313	$127,439
Francisco J. Lopez-Balboa	$135,315	$73,612	$90,093	$49,011	$93,000	$81,561
Collin R. Jones	$36,560	$19,889	$41,230	$22,429	$42,335	$37,127
Each of the awards described above are subject to clawback provisions that require that such awards be forfeited or repaid to the Company in the event of certain acts of fraud or misconduct that result in a material restatement of the Company’s financial results.
2025 STIP Program Changes
In general, the overall design of our 2025 STIP is consistent with the design used for the 2024 STIP. Given ongoing uncertainty in our industry, however, our executive officers proposed a reduction in the payout that would be earned for achievement of the “target” level of Adjusted EBITDA performance under the 2025 STIP — from 100% of the target award down to 75% of the target award, which reduction was approved by the Compensation Committee for 2025. In effect, this means that our executive officers will generally only receive a 100% or greater payout of their 2025 STIP awards if the Company substantially exceeds its targeted 2025 Adjusted EBITDA performance goal.
2025 LTI Program Changes
For 2024, the LTI program for our named executive officers consisted of time-based RSU awards (weighted at approximately 50%), performance-based PRSU awards (weighted at approximately 20%), and performance-based CPU awards (weighted at approximately 30%). As discussed above, the performance metrics with respect to the 2024 PRSU and CPU awards were Adjusted EBITDA (weighted at 60%), Adjusted Controllable Expense (weighted at 20%), Digital Marketing Services Revenue (weighted at 20%), and the respective performance goals for each performance year are established by the Board at the beginning of each such year.
After review of the feedback from our stockholders, the Compensation Committee determined that 2025 LTI awards for our named executive officers will continue to be equally weighted between time-based awards and performance-based awards. While time-based awards will still vest in substantially equal annual installments over four years, a portion of the performance-based awards now will be subject to a three-year performance measurement period. Further, the applicable goals for all three years of the performance measurement period will be set at the time of grant, rather than establishing each year’s objectives at the beginning of the applicable year.
In recognition of stockholder feedback, the Compensation Committee also determined that the performance metrics for the 2025 performance-based LTI awards will be based on adjusted EBITDA margin (excluding political) (weighted at 70%) for three one-year performance periods (again, with all performance targets established upfront at the time of grant) and relative total stockholder return (weighted at 30%) as compared to the Russell 2000 Index measured over a 3-year period. The use of an adjusted EBITDA margin metric differentiates the LTI program from the STIP program. Further, the goals for the adjusted EBITDA margin metric will be based on adjusted EBITDA margin as compared to the prior year. This design is intended to help drive sustained margin expansion over the three-year performance period. The addition of a relative total stockholder return metric is intended to further align the long-term interests of our executive officers with those of our stockholders.
Due to limited share availability under our 2020 Long-Term Incentive Plan, these LTI awards for 2025 will be cash-denominated and settled in cash to the extent they are earned and/or vested.
Solely for purposes of these 2025 cash-based awards, to reinforce alignment with stockholders and to simulate the incentives provided by stock-based awards, the Compensation Committee determined that in the event of a change in control of the Company during the applicable vesting period, the unvested portion of the payout opportunities for the named executive officers’ awards (for performance-based awards, the target payout opportunity) will be eligible for increase based on performance multipliers that apply only in the event of significant stock price appreciation represented in the change in control. If the Company’s stock price increases to at least 300% (a stock price of $2.64) of the stock price at the time of grant approval, then the opportunity will be increased by 50%, and if the stock price increases to at least 500% (a stock price of $4.40) of the stock price at the time of grant approval, then the opportunity will be increased by 100%. Linear interpolation would be used to determine the increase for a stock price increase between 300% and 500%. The per share stock price at the time of grant approval was $0.88. This design will provide upside incentive for the executive officers that would typically not be available with cash-based awards, and its cost would be significantly outweighed by the benefit to stockholders represented by the stock price appreciation targets. Notwithstanding this design, the 2025 cash-based awards include vesting features that are substantially the same as prior-year awards, including that they will vest in connection with a change in control only on a “double-trigger” basis. The stock price performance multipliers constitute additional performance incentives with respect to the 2025 LTI Awards, and do not modify or enhance the executives’ severance benefits as set forth in their respective award or employment agreements.
We expect to provide more detail regarding the metrics and goals for our 2025 LTI awards in our 2026 proxy statement.

Outstanding Equity Awards at 2024 Fiscal Year-End
The following table sets forth information regarding option awards and stock awards held by each named executive officer that were outstanding as of December 31, 2024. All awards relate to shares of Class A common stock. The value of stock awards was calculated based on a price of $0.67 per share, the closing price of the Company’s Class A common stock on December 31, 2024.
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mary G. Berner	90,000	—	—	14.64	2/13/2025	—	—	—	—
	—	—	—	—	—	38,150(1)	25,561	12,650(2)	8,476
	—	—	—	—	—	55,270(3)	37,031	55,270(4)	37,031
	—	—	—	—	—	167,139(5)	111,983	83,569(6)	55,991
	—	—	—	—	—	297,315(7)	199,201	148,657(8)	99,600
Francisco J. Lopez-Balboa	60,000	—	—	4.50	3/23/2025	—	—	—	—
	—	—	—	—	—	21,050(1)	14,104	7,000(2)	4,690
	—	—	—	—	—	29,510(3)	19,772	29,510(4)	19,772
	—	—	—	—	—	89,026(5)	59,647	35,610(6)	23,859
	—	—	—	—	—	158,568(7)	106,241	63,427(8)	42,496
Collin R. Jones	14,000	—	—	14.64	2/13/2025	—	—	—	—
	—	—	—	—	—	5,625(1)	3,769	1,875(2)	1,256
	—	—	—	—	—	9,351(3)	6,265	9,351(4)	6,265
	—	—	—	—	—	32,164(5)	21,550	7,719(6)	5,172
	—	—	—	—	—	56,985(7)	38,180	13,676(8)	9,163

(1)
This amount represents time-based RSUs which will vest on February 5, 2025.

(2)
This amount represents PRSUs, which vest on December 31, 2024, subject to certain performance criteria that may decrease the ultimate amount earned.

(3)
This amount represents time-based RSUs which will vest in equal amounts on February 3, 2025 and February 3, 2026.

(4)
This amount represents PRSUs, which vest in equal amounts on December 31, 2024 and December 31, 2025, subject to certain performance criteria that may decrease the ultimate amount earned.

(5)
This amount represents time-based RSUs which will vest in equal amounts on March 3, 2025, March 3, 2026, and March 3, 2027.

(6)
This amount represents PRSUs, which vest in equal amounts on December 31, 2024, December 31, 2025, and December 31, 2026, subject to certain performance criteria that may decrease the ultimate amount earned.

(7)
This amount represents time-based RSUs which will vest in equal amounts on February 17, 2025, February 17, 2026, February 17, 2027, and February 17, 2028.

(8)
This amount represents PRSUs, which vest in equal amounts on December 31, 2024, December 31, 2025, December 31, 2026, and December 31, 2027, subject to certain performance criteria that may decrease the ultimate amount earned.

Other Executive Compensation Policies and Practices
Employment Agreements
Berner Employment Agreement
On September 29, 2015, we entered into an employment agreement with Ms. Berner, pursuant to which she agreed to serve as our President and Chief Executive Officer, and which remained in effect following the Chapter 11 Emergence with an initial term through September 29, 2019, and contained a provision for automatic extensions of one-year periods thereafter, unless terminated in advance by either party in accordance with the terms of the agreement. On March 19, 2020, we entered into a new employment agreement with Ms. Berner (the “Berner Employment Agreement”), which extended the term of her existing agreement through December 31, 2022, and contains a provision for automatic extensions of one-year periods thereafter, unless terminated in advance by either party in accordance with the terms of the agreement. The term of the Berner Employment Agreement has been automatically extended to December 31, 2025, pursuant to its terms. Pursuant to the Berner Employment Agreement, Ms. Berner is entitled to receive an annual base salary of $1,450,000 million, subject to increase.
The Berner Employment Agreement also provides that Ms. Berner is eligible for an annual cash incentive award based upon the achievement of annual performance goals for Ms. Berner and/or the Company determined by the Compensation Committee each year. The annual cash incentive award is calculated as a percentage of Ms. Berner’s base salary, with a target award opportunity of 100% of Ms. Berner’s base salary and a maximum award opportunity of 150% of Ms. Berner’s base salary. Notwithstanding these target and maximum award opportunities, the Berner Employment Agreement provides that the Compensation Committee may adjust upward the target and maximum award opportunities for Ms. Berner for each year.
Lopez-Balboa Employment Agreement
On March 19, 2020, we entered into an employment agreement with Mr. Lopez-Balboa (the “Lopez-Balboa Employment Agreement”). The Lopez-Balboa Employment Agreement has an initial term through March 23, 2023, and contains a provision for automatic extensions of one-year periods thereafter, unless terminated in advance by either party in accordance with the terms of the agreement. As a result, the term of the Lopez-Balboa Employment Agreement has been automatically extended to March 23, 2026, pursuant to its terms. Pursuant to the Lopez-Balboa Employment Agreement, Mr. Lopez-Balboa is entitled to receive an annual base salary of $800,000, subject to further increase.
The Lopez-Balboa Employment Agreement also provides that Mr. Lopez-Balboa is eligible for an annual cash bonus based upon the achievement of annual performance goals for Mr. Lopez-Balboa and/or the Company determined by the Compensation Committee each year. The annual cash bonus is calculated as a percentage of Mr. Lopez-Balboa’s base salary, with a target award opportunity of 100% of Mr. Lopez-Balboa’s base salary and a maximum award opportunity of 150% of Mr. Lopez-Balboa’s base salary. Notwithstanding these target and maximum award opportunities, the Lopez- Balboa Employment Agreement provides that the Compensation Committee may adjust upward the target and maximum award opportunities for Mr. Lopez- Balboa for each year.
Jones Employment Agreement
On November 29, 2023, we entered into an employment agreement with Mr. Jones (the “Jones Employment Agreement”). The Jones Employment Agreement has an initial term through December 31, 2026, and contains a provision for automatic extensions of one-year periods thereafter, unless terminated in advance by either party in accordance with the terms of the agreement. Pursuant to the agreement, Mr. Jones is entitled to receive an annual base salary of $650,000.
The Jones Employment Agreement also provides that Mr. Jones is eligible for an annual cash bonus based upon the achievement of performance criteria or goals set forth in an executive incentive plan. The annual cash incentive award is calculated as a percentage of Mr. Jones’s base salary, with a current target award opportunity of 80% of base salary, or a higher amount as determined by the Chief Executive Officer. If in any given year the Compensation Committee does not approve an executive incentive plan proposed by the Chief Executive Officer, or the Chief Executive Officer elects not to propose an executive incentive plan, the basis for annual cash bonuses to Mr. Jones will be governed by the bonus provisions in effect immediately prior to January 1, 2016.
Severance and Other Post-Employment Compensation
Severance Compensation Under Employment Agreements
As described above, the Company has entered into employment agreements with each named executive officer. Under Ms. Berner’s and Mr. Lopez-Balboa’s employment agreements, if during the term of the agreement the Company terminates the officer’s employment without cause (as defined in the applicable employment agreement, including as a result of the Company’s notice of non-renewal of the employment agreement) or the officer terminates their employment for good reason (as defined in the applicable employment agreement) (each, a “Qualifying Termination”), the Company will provide the following severance benefits to the officer: (1) an amount equal to 1.5 times for Ms. Berner and Mr. Lopez-Balboa the sum of the officer’s base salary plus target annual cash incentive award, payable in four quarterly installments (the “Severance Payments”); (2) a lump sum cash payment equal to a pro-rata annual cash incentive award for the year of termination, based on actual performance for the full performance year (the “Pro-Rata Bonus”); (3) for Ms. Berner, unless otherwise agreed, vesting of 50% of equity awards that are unvested as of the termination date (for performance-based awards, subject to applicable performance conditions) or, if the termination occurs during the six-month period preceding a change in control (as defined in the employment agreement), vesting of 100% of equity awards that are unvested as of the termination date (with performance conditions for performance-based awards deemed satisfied); and (4) continued participation for the executive and their dependents (at the Company’s expense) for 12 months (or, for Ms. Berner, 18 months) following termination in the medical, dental, vision and hospitalization insurance coverage in which the officer and their dependents were participating prior to the termination date, or an equivalent economic benefit, plus reimbursement of income taxes related thereto (“Continued Benefits”).
If Ms. Berner or Mr. Lopez-Balboa experiences a Qualifying Termination within 12 months after a change in control (as defined in the applicable employment agreement) or within three months prior to a change in control, the Company will provide the following severance benefits to the officer: (1) the Severance Payments, but subject to a 2.5X multiple instead of a 1.5X multiple for Ms. Berner, and a 2X multiple instead of a 1.5X multiple for Mr. Lopez-Balboa; (2) a Pro-Rata Bonus; (3) 100% vesting of outstanding equity awards, with performance conditions deemed satisfied; and (4) Continued Benefits, but for a period of 24 months instead of 18 months for Ms. Berner, and a period of 18 months instead of 12 months for Mr. Lopez-Balboa.
Under Mr. Jones’ employment agreement, if during the term of the agreement the Company terminates Mr. Jones’ employment without cause or Mr. Jones terminates his employment for good reason (as defined in the applicable employment agreement), Mr. Jones is entitled to: (1) continued base salary for a period of 6 months (the “Severance Period”); (2) cash payments during the Severance Period totaling 50% of his target bonus amount, paid in substantially equal installments; and (3) 18 months of COBRA coverage at the Company’s expense. If during the term of the agreement the Company terminates Mr. Jones’ employment without cause and the termination occurs within 1 month before or within 9 months after Ms. Berner resigning at the request of the Board or Ms. Berner’s employment being terminated by the Board without cause (as defined in the Berner Employment Agreement), Mr. Jones is entitled to continued base salary for a period of 9 months instead of 6 months and to cash payments totaling 75% of his target bonus amount instead of 50% of his target bonus amount.
In general, severance benefits under the employment agreements are subject to the named executive officer’s execution of a customary release of claims in favor of the Company. The employment agreements include certain customary confidentiality and non-competition restrictive covenants, and the severance benefits described above are generally subject to forfeiture in the event the officer materially breaches such covenants.

If Ms. Berner or Mr. Lopez-Balboa’s employment terminates as a result of death or disability (as defined in the applicable employment agreement), then the officer will be entitled to an annual cash incentive award payment for the year of such termination on a pro-rated basis based on actual performance for the full performance period.
Equity Award Agreements
If a named executive officer’s employment is terminated by the Company without cause (as defined for purposes of the applicable equity awards), by the officer for good reason (as defined for purposes of applicable awards), due to death, or due to disability (as defined for purposes of the applicable awards):
(1) 50% of outstanding and unvested CPUs, RSUs and PRSUs will become vested (or 75%, if such termination occurs prior to the first anniversary of the grant date); and (2) unvested options will vest to the extent that they would have vested on the next succeeding annual vesting date. If the named executive officer’s employment is terminated without cause or for good reason within three months prior to or within 12 months after a change in control, 100% of the award will become vested (to the extent not yet vested or forfeited).
Clawback Policies and Provisions
We have adopted a formal Compensation Clawback Policy (the “Clawback Policy”) that complies with NASDAQ and SEC rules and regulations. The Clawback Policy generally provides for the recovery, in the event of a required accounting restatement, reasonably promptly, of excess incentive-based compensation received by current and former executive officers where that compensation is based on erroneously reported financial information.
In addition to our Clawback Policy, our award agreements for our named executive officers’ long-term incentive awards are subject to forfeiture or clawback upon various events, including:
•
if the named executive officer breaches any non-competition, non-solicitation, and/or assignment of inventions agreement or obligations with the Company, or materially breaches a non-disclosure agreement;

•
if, while employed by or proving services to the Company or its affiliates, the named executive officer engages in activity that constitutes fraud or other intentional misconduct and that activity directly results in any financial restatements; and

•
for performance-based awards, while the named executive officer is employed by or providing services to the Company or its affiliates, if any activity results in a financial restatement, to the extent the amounts received would not have vested based on the achievement of the applicable performance goals based on the Company’s financial performance as described in the restated financials and the restatement is filed within two years after the last day of the financial period that is the subject of the restatement.

Such clawback provisions are intended to operate as a supplement to, rather than superseding and/or replacing, the Clawback Policy regarding any compensation or other amounts that are covered by or subject to the Clawback Policy by its terms. As a result, to the extent that recovery of compensation or other applicable amounts is achieved under the Clawback Policy, or under NASDAQ requirements or the Dodd-Frank Wall Street Reform and Consumer Protection Act, there is no duplication of recovery under such provisions in our award agreements.
Our award agreements also provide that, to the extent required by Company policy or applicable law or the rules and regulations of NASDAQ (or other applicable exchange), the awards will also be subject to clawback, forfeiture or similar requirements. In addition, the employment agreements with our named executive officers provide that all payments thereunder will generally be subject to any incentive compensation policy that may be established from time to time by the Company to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Executive Stock Ownership Guidelines
Based on the view of the Compensation Committee that the ownership of an equity interest in the Company by executives is a component of good corporate governance and aligns executives and stockholder interests, and based on feedback from our stockholders, the Compensation Committee adopted stock ownership guidelines that require the named executive officers to hold minimum amounts of the Company’s Class A common stock or certain equivalents. Holdings of a named executive officer and his or her immediate family members sharing his or her household that count towards the satisfaction of the guidelines include (1) direct ownership of Class A common stock, (2) vested Class A common stock held in a brokerage account or 401(k) account and (3) service-based restricted shares, restricted stock units or deferred share awards.
Unvested performance awards and unexercised stock options will not count towards the ownership guidelines.
The guidelines require the participants to hold (as described above) a number of shares of Class A common stock or qualifying equivalents that, when multiplied by a 60-day average stock price on the measurement date, produces an amount equal to or greater than the multiple of salaries noted below:

Individual or Group	Multiple of Base Salary
Chief Executive Officer	6X
Other Named Executive Officers	2X
Our named executive officers have 6 years after the effective date of the guidelines (March 16, 2024) to comply, with progress to be reviewed by the Compensation Committee annually at the end of each calendar year. Once a named executive officer has initially achieved his or her stock ownership target, he or she will be considered to continue to be in compliance with the guidelines as long as such executive continues to hold the minimum number of shares of Class A common stock which allowed the executive to achieve his or her stock ownership target.
Anti-Hedging and Anti-Pledging Policy
Certain forms of hedging or monetization transactions allow a director, officer or other employee to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other stockholders. As a result, and based on stockholder feedback, the Company adopted an anti-hedging and anti-pledging policy which prohibits any non-employee director or Section 16 officer from (1) engaging in speculative financial transactions or entering into hedging transactions involving the Company’s stock (such as buying or selling put or call options, engaging in short selling, or purchasing financial instruments or entering into transactions designed to hedge or offset any decrease in the value of Company stock, such as prepaid variable forward contracts, equity swaps, collars and exchange funds) or (2) directly or indirectly pledging, hypothecating, or otherwise encumbering shares of the Company’s stock as collateral for indebtedness (such as holding shares in a margin account).
Multi-Class Common Stock Structure
As a result of certain FCC restrictions limiting foreign ownership of a company controlling broadcast licensees, upon Chapter 11 Emergence, the Company issued two classes of common stock: Class A common stock and Class B common stock. Issuance of Class B common stock was limited to certain holders who were unable to obtain Class A common stock as a result of the regulatory ownership restrictions. The Class B common stock has limited voting rights, as holders of Class B common stock are generally not entitled to vote shares on matters submitted to a vote of the Company’s stockholders and is convertible into Class A common stock on a share-for-share basis. Following the Chapter 11 Emergence, the FCC issued a declaratory ruling relaxing the restrictions on foreign ownership of the Company’s voting stock. As of April 11, 2025, only 312,041 shares of Class B common stock remain outstanding and have not been converted to Class A common stock. Awards granted as incentive compensation are granted to the named executive officers in the form of Class A common stock.

Pay Versus Performance
Pay Versus Performance Table
Year (a)	Summary Compensation Table (“SCT”) Total for PEO ($)(b)(1)	Actually Paid to PEO ($)(c)(1)(2)	Average SCT Non-PEO NEOs ($)(d)(1)	Average Actually Paid to Non-PEO NEOs ($)(e)(1)(2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)(f)(3)	Net (Loss) Income ($)(g)
2024	4,655,794	1,054,370	1,952,936	738,617	7.68	(283,254,000)
2023	4,523,596	4,342,660	1,768,981	1,693,390	61.01	(117,879,000)
2022	5,479,965	3,298,170	2,165,112	1,372,059	71.22	16,235,000

(1)
Mary G. Berner was our principal executive officer (“PEO”) for the full year for each of 2022, 2023 and 2024 (each, a “Covered Year”). Our non-PEO named executive officers (“Non-PEO NEOs”) were Francisco J. Lopez-Balboa and Collin R. Jones for 2024 and Mr. Lopez-Balboa and Richard S. Denning for 2022 and 2023.

(2)
For each Covered Year, in determining both the compensation actually paid (“CAP”) for our PEO and the average CAP for our Non-PEO NEOs for purposes of this PVP Table, we deducted from or added back to the total amount of compensation reported in column (b) and column (d) for such Covered Year the following amounts:

Item and Value Added (Deducted)	2024	2023	2022
For Ms. Berner:
- SCT “Stock Awards” column value	$(1,743,751)	$(1,691,437)	$(2,254,996)
- SCT “Option Awards” column value	$0	$0	$0
+ year-end fair value of outstanding equity awards granted in Covered Year	$295,739	$1,741,300	$1,372,894
+/- change in fair value (from prior year-end to Covered Year-end) of outstanding equity awards granted in prior years	$(1,771,385)	$(266,577)	$(1,264,032)
+ vesting date fair value of equity awards granted and vested in Covered Year	$0	$0	$0
+/- change in fair value (from prior year-end to vesting date) of prior-year equity awards vested in Covered Year	$(216,548)	$35,778	$(35,661)
- prior year-end fair value of prior-year equity awards forfeited in Covered Year	$(165,479)	$0	$0
+ includable dividends/earnings on equity awards during Covered Year	$0	$0	$0
For Non-PEO Named Executive Officers (Average):
- SCT “Stock Awards” column value	$(572,143)	$(538,162)	$(792,754)
- SCT “Option Awards” column value	$0	$0	$0
+ year-end fair value of outstanding equity awards granted in Covered Year	$98,292	$556,421	$482,647
+/- change in fair value (from prior year-end to Covered Year-end) of outstanding equity awards granted in prior years	$(610,180)	$(96,570)	$(466,664)
+ vesting date fair value of equity awards granted and vested in Covered Year	$0	$0	$0
+/- change in fair value (from prior year-end to vesting date) of prior-year equity awards vested in Covered Year	$(78,389)	$2,720	$(16,282)
- prior year-end fair value of prior-year equity awards forfeited in Covered Year	$(51,899)	$0	$0
+ includable dividends/earnings on equity awards during Covered Year	$0	$0	$0
In the table above, the unvested equity fair values were calculated on each of the required measurement dates using assumptions based on criteria consistent with those used for grant date fair value calculations and in accordance with the methodology used for financial reporting purposes.

(3)
For each Covered Year, our TSR was calculated based on the yearly percentage change in our cumulative TSR on our common stock, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for a period beginning with our closing price on the Nasdaq Global Market on December 31, 2021 through and including the last day of the fiscal year covered (each one-, two- or three-year period, the “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between our closing stock price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of each Measurement Period to produce the Covered Year-end values of such investment as of the end of 2024, 2023 and 2022, as applicable. Because Covered Years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

The following charts provide, across the Covered Years, descriptions of the relationships between (1) the CAP for the PEO and the average CAP for our Non-PEO NEOs (in each case as set forth in the PVP Table above) and (2) each of the performance measures set forth in columns (f) and (g) of the PVP Table above.

Director Compensation
We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as directors as well as the expertise and knowledge required.
In 2024, non-employee directors received a fee of $100,000 and the Chairman of the Board received an additional fee of $40,000. In addition, for 2024, the non-employee directors received $100,000 in restricted shares of Class A common stock, and the Chairman of the Board received an additional $80,491 in restricted shares of Class A common stock. Also, in 2024, the Chairman of the Audit Committee received an additional fee of $25,000, the Chairman of the Compensation Committee received an additional fee of $25,000 and the Chairman of the Nominating and Governance Committee received an additional fee of $15,000, each of which were paid in cash. Each non-employee director is also reimbursed for expenses actually incurred in attending in-person meetings of the Board and any committees.
The following table sets forth amounts paid to our non-employee directors in 2024. Ms. Berner received no additional compensation for her service as a director, and her compensation is disclosed in the “2024 Summary Compensation Table” above.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Matthew C. Blank	100,000	100,000	—	—	—	—	200,000
Thomas H. Castro	100,000	100,000	—	—	—	—	200,000
Deborah A. Farrington	100,000	100,000	—	—	—	—	200,000
Joan Hogan Gillman	115,000	100,000	—	—	—	—	215,000
Andrew W. Hobson	165,000	180,491	—	—	—	—	345,491
Brian G. Kushner	125,000	100,000	—	—	—	—	225,000

(1)
As of December 31, 2024, the non-employee directors held the following unvested restricted shares: Mr. Blank: 7,268 shares; Mr. Castro: 7,268 shares; Ms. Farrington: 7,268 shares; Mr. Hobson: 13,117 shares; Ms. Gillman: 7,268 shares and Mr. Kushner: 7,268 shares

Director Stock Ownership Guidelines (new in 2025)
Based on the view of the Compensation Committee that the ownership of an equity interest in the Company by directors is a component of good corporate governance and aligns directors and stockholder interests, and based on feedback from our stockholders, the Compensation Committee adopted stock ownership guidelines that require directors to hold minimum amounts of the Company’s Class A common stock or certain equivalents. Holdings of a director and his or her immediate family members sharing his or her household that count towards the satisfaction of the guidelines include (1) direct ownership of Class A common stock, (2) vested Class A common stock held in a brokerage account or 401(k) account and (3) service-based restricted shares, restricted stock units or deferred share awards. Unexercised stock options will not count towards the ownership guidelines.
The guidelines require the participants to hold (as described above) a number of shares of Class A common stock or qualifying equivalents that, when multiplied by a 60-day average stock price on the measurement date, produces an amount equal to or greater than a multiple of 3X of each directors’ annual cash retainer.
Directors are not permitted to sell any shares of the Company’s Class A common stock during the compliance period, which is a period of six years from March 4, 2025. After the compliance period, progress is reviewed by the Compensation Committee annually at the end of each calendar year. Once a director has initially achieved his or her stock ownership target, he or she will be considered to continue to be in compliance with the guidelines as long as such director continues to hold the minimum number of shares of Class A common stock which allowed the director to achieve his or her stock ownership target.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors offers this report regarding the Company’s financial statements, and regarding certain matters with respect to PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024. This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing with the SEC by the Company, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the SEC.
The Audit Committee currently consists of Messrs. Kushner (Chairman) and Castro and Ms. Farrington.
The Audit Committee reviewed and discussed with the Company’s management and with PricewaterhouseCoopers LLP, its independent registered public accounting firm for the fiscal year ended December 31, 2024, the Company’s audited financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 16, Communication with Audit Committees, as amended, issued by the Public Company Accounting Oversight Board.
The Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee also considered whether the provision of certain non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC.
The Audit Committee of the Board of Directors:
Brian G. Kushner (Chairman)
Thomas H. Castro
Deborah A. Farrington

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Board of Directors recognizes that related person transactions present a heightened risk of conflicts of interest. The Audit Committee has been delegated the authority to review and approve all related person transactions involving directors or executive officers of the Company. Generally, a “related person transaction” is a transaction in which we are a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. “Related persons” include our executive officers, directors and holders of more than 5% of our common stock, and any of their immediate family members. Under our related person transaction policy, when management becomes aware of a related person transaction, management reports the transaction to the Audit Committee and requests approval or ratification of the transaction. Generally, the Audit Committee will approve only related party transactions that are on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. The Audit Committee will report to the full Board of Directors all related person transactions presented to it. During the fiscal 2024 year, there were no reportable related party transactions.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides stockholders with the right to vote to approve, on an advisory, non-binding, basis, the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC.
This stockholder advisory vote is commonly referred to as the “say-on-pay” vote. At last year’s annual meeting of stockholders, the Company’s stockholders took action with respect to an advisory vote on the frequency of say-on-pay votes. A majority of votes cast on the advisory vote on the frequency of say-on-pay votes were for such vote to occur “every year,” supporting the Board of Director’s recommendation. Based upon such result, the Board determined that an advisory say-on-pay vote would be held every year until the next advisory vote on the frequency of future say-on-pay votes to be held at the 2029 annual meeting of stockholders.
Our philosophy with respect to executive compensation is to implement certain core compensation principles, namely, alignment of management’s interests with our stockholders’ interests and encouraging and rewarding performance that contributes to enhanced long-term stockholder value and our general long-term financial health. Our compensation programs are designed in a consistent manner and seek to ensure we can effectively attract and retain executive leadership, reward performance that enhances stockholder value and our financial strength, and align the interests of executive officers with other stockholders. We believe that our executive compensation philosophy and programs are appropriate to ensure management’s interest are aligned with our stockholders’ interests in furtherance of long-term value creation.
The results of last year’s say-on-pay vote yielded only 35% approval for our executive compensation programs as well as below 50% individual approval for each of Ms. Berner and Mr. Castro. In the course of designing and implementing our compensation programs for 2024, we engaged in robust and extensive stockholder outreach and engagement efforts to solicit input regarding our executive compensation program and compensation-related disclosures. Due to the difficulty of identifying and contacting individual retail holders, we set out to reach out to our institutional investors, which we refer to as identifiable stockholders. We contacted 96% of our identifiable stockholders and 78% of those engaged with us. This engagement included all of our top 20 stockholders, representing approximately 63% of our outstanding shares, and 27 of our top 30 stockholders. In total, we were able to contact and engage with stockholders representing approximately 69% and 53% of our outstanding shares, respectively. Our Compensation Committee values feedback from our stockholders and has been highly focused on better understanding the concerns and perspectives of our stockholders that led to the low level of support for last year’s say-on-pay vote.
After listening to our stockholders’ opinions and concerns, we took several actions to respond to the feedback, as described in Executive Compensation above. The Compensation Committee, with input from management, as well as feedback from our major stockholders, determined what it considered appropriate levels and types of quantifiable financial- based incentives to motivate our named executive officers to achieve short-term and long-term business goals, after reviewing historical compensation levels, data and analyses regarding the compensation at our peer companies and the Company’s business expectations for 2024. Please review the “Summary Compensation Table” and related narrative disclosure in this proxy statement which describe the compensation paid to our named executive officers in fiscal 2024.
The say-on-pay vote gives you as a stockholder the opportunity to express your views on the compensation of our named executive officers in 2024. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers in 2024 and our executive compensation philosophy, objectives, policies and practices. The Compensation Committee, which administers our executive compensation program, values the opinions expressed by stockholders and will consider the outcome of these votes in making its decisions on executive compensation in the future. Accordingly, the Board of Directors recommends that stockholders approve the following advisory resolution:
“RESOLVED, that the stockholders of Cumulus approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation tables and accompanying footnotes and narratives disclosed in this proxy statement.”

Because this vote is advisory, it will not be binding on the Compensation Committee, the Board of Directors or the Company. However, it will provide information to our management and Compensation Committee regarding investor sentiment about our executive compensation philosophy, objectives, policies and practices, which management and the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal 2025 and beyond.
Recommendation of the Board of Directors
Your Board of Directors recommends a vote FOR the advisory approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors is responsible for the appointment, compensation and retention of our independent registered public accounting firm.
The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2025, and urges you to vote FOR ratification of the appointment. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2008. While stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and, if present, will have the opportunity to make a statement on behalf of the firm if they desire to do so, and to respond to appropriate questions from stockholders.
Auditor Fees and Services
Audit Fees
PricewaterhouseCoopers LLP billed us $1,765,000, in the aggregate, for professional services rendered to audit our annual financial statements for the fiscal year ended December 31, 2024, to evaluate the effectiveness of our internal control over financial reporting as of December 31, 2024, and to review the interim financial statements included in our quarterly reports on Form 10-Q filed in 2024.
PricewaterhouseCoopers LLP billed us $1,660,000, in the aggregate, for professional services rendered to audit our annual financial statements for the fiscal year ended December 31, 2023, to evaluate the effectiveness of our internal control over financial reporting as of December 31, 2023, and to review the interim financial statements included in our quarterly reports on Form 10-Q filed in 2023.
Audit Related Fees
PricewaterhouseCoopers LLP did not provide or bill us for any audit related services in 2024 or 2023.
Tax Fees
PricewaterhouseCoopers LLP billed us $25,000 for tax consulting services in 2024 and 2023.
All Other Fees
PricewaterhouseCoopers LLP did not provide or bill us for any other services in 2024 or 2023.

Policy on Pre-Approval of Services Performed by Independent Registered Public Accounting Firm
The policy of the Audit Committee is to require pre-approval of all audit and permissible non-audit services to be performed by the independent registered public accounting firm during the fiscal year. The Audit Committee regularly considers all non-audit fees when reviewing the independence of our independent registered public accounting firm.
Recommendation of the Board of Directors
Your Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025.

CODE OF ETHICS
We have adopted a Code of Business Conduct and Ethics, referred to as our Code of Ethics, that applies to all of our employees, executive officers and directors and meets the requirements of the rules of the SEC and the NASDAQ Marketplace Rules. The Code of Ethics is available on our website, www.cumulusmedia.com, and can be obtained without charge by written request to Richard S. Denning, Corporate Secretary, at our principal executive offices, 780 Johnson Ferry Road, N.E. Suite 500, Atlanta, Georgia 30342. If we make any substantive amendments to this Code of Ethics, or if our Board of Directors grants any waiver, including any implicit waiver, from a provision thereof to our executive officers or directors, we will disclose the nature of such amendment or waiver, the name of the person to whom the waiver was granted and the date of the waiver in a Current Report on Form 8-K.
INSIDER TRADING POLICY
We have an insider trading compliance policy (the “Insider Trading Policy”) that governs the purchase, sale, and/or other transactions of Company securities by its directors, officers and employees, and has implemented processes for the Company, that the Company believes are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable NASDAQ listing standards.
The Insider Trading Policy prohibits the Company’s officers, directors, and employees and related persons and entities from trading in securities of the Company and other companies with whom the Company transacts business while in possession of material, nonpublic information. The Insider Trading Policy also generally prohibits the Company’s officers, directors, and employees from disclosing material, nonpublic information regarding the Company.
The Insider Trading Policy requires that the Company’s executive officers and directors and other designated employees only transact in Company securities during open window periods. In addition, the Insider Trading Policy requires that the Company’s executive officers and directors and certain other designated employees obtain approval in advance of transactions in Company securities.
NASDAQ DEFICIENCY LETTERS
As previously disclosed, Nasdaq notified the Company that it was not in compliance with (1) Nasdaq Listing Rule 5450(a)(2), as the closing bid price for our Class A common stock had closed below the minimum $1.00 per share for thirty consecutive business days, and (2) Nasdaq Listing Rule 5450(b)(1)(A), as its stockholders’ equity was below $10,000,000.
After deliberations among the Company’s executive officers and the Board, in lieu of submitting a compliance plan or submitting an appeal to the NASDAQ hearings panel, which would have been dependent on various factors not in the Company’s control and require us to take action to regain compliance in the near term, the Company determined that it was in the best interest of the Company and its shareholders to have our Class A common stock quoted on the OTC Markets’ OTCQB® market tier, an electronic quotation service operated by OTC Markets Group Inc. for eligible securities traded over-the-counter. We expect that trading of our Class A common stock will commence on the OTCQB at the open of business on May 2, 2025 under our current trading symbol CMLS. According to the delisting determination received from Nasdaq, our Class A common stock will be suspended from trading on the Nasdaq Global Market at the open of business on May 2, 2025, and Nasdaq has further indicated that it will file a Form 25 Notification of Delisting with the Securities and Exchange Commission (the “SEC”) to effect such delisting.
In making our determination, we carefully considered many factors including, among other things, allowing for a seamless transition for our market for trading, the requisite expenditure of resources, including time and expense, of addressing the Nasdaq compliance issues, the potential for adverse consequences to shareholder value that could result from actions taken to regain compliance, such as a reverse stock split, feedback received from shareholders and the potential to relist of our shares of Class A common stock on Nasdaq in the future.

The transition to the quotation of our Class A common stock on the OTCQB will have no effect on our business or operations. In addition, we will file periodic and other required reports with the SEC under applicable federal securities laws that will be available on the SEC’s website, www.SEC.gov.
SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING
In accordance with the rules of the SEC, if you wish to submit a proposal to be brought before the 2026 annual meeting of stockholders, we must receive your proposal by not later than December 26, 2025, in order for it to be included in our proxy materials relating to that meeting. Stockholder proposals must be accompanied by certain information concerning the proposal and the stockholder submitting it as more fully described in our Bylaws. Proposals should be directed to Richard S. Denning, Corporate Secretary, at our principal executive offices, 780 Johnson Ferry Road, N.E. Suite 500, Atlanta, Georgia 30342. To avoid disputes as to the date of receipt, it is suggested that any stockholder proposal be submitted by certified mail, return receipt requested.
In addition, in accordance with our Bylaws, for any director nominations or proposal to be submitted by a stockholder for a vote at the 2026 annual meeting of stockholders, whether or not submitted for inclusion in our proxy statement, we must receive advance notice of such director nominations or proposal not earlier than January 30, 2025 but not later than March 1, 2026. The proxy to be solicited on behalf of our Board of Directors for the 2026 annual meeting of stockholders may confer discretionary authority to vote on any such proposal received after that date.
COMPLIANCE WITH UNIVERSAL PROXY RULES FOR DIRECTOR NOMINATIONS
In addition to satisfying the requirements under our Bylaws, if a stockholder intends to comply with the universal proxy rules (once effective) and to solicit proxies in support of director nominees other than the Company’s nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the annual meeting (for the 2026 annual meeting of stockholders, no later than March 31, 2026). If the date of the 2026 annual meeting of stockholders is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2026 annual meeting of stockholders and the 10th calendar day following the date on which public announcement of the date of the 2026 annual meeting of stockholders is first made.
ANNUAL REPORT
A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as required to be filed with the SEC, has been provided concurrently with this proxy statement to all stockholders entitled to notice of, and to vote at, the annual meeting. Stockholders may also obtain a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2024, without charge upon written request to: Corporate Secretary, Cumulus Media Inc., 780 Johnson Ferry Road, N.E. Suite 500, Atlanta, Georgia 30342. The proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2024, are available at www.cumulusmedia.com.

196831 Cumulus Media Inc. Proxy Card Rev2 FrontPRELIMINARY PROXY CARD - SUBJECT TO COMPLETIONYOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.Vote by Internet - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail2025PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 29, 2025.INTERNET –www.cstproxyvote.comUse the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.PHONE – 1 (866) 894-0536Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.Vote at the Meeting –If you plan to attend the virtual online general meeting, you will need your 12 digit control number to vote electronically at the general meeting. To attend: https://cstproxy.com/cumulusmedia/2025MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.PROXY FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Please mark your votes like thisTHE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3 .1. Election of Directors:(1) Mary G. Berner(2) Thomas H. Castro(3) Deborah A. Farrington(4) Steven M. Galbraith(5) Joan Hogan GillmanFOR all nominees listed to the left (except as marked to thecontrary below)WITHHOLD AUTHORITYto vote for all nominees listed to the left3. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting ﬁrm for 2025.2. Proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive oﬃcers.FOR AGAINST ABSTAINCONTROL NUMBERSignature Signature, if held jointly Date , 2025.Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

196831 Cumulus Media Inc. Proxy Card Rev2 Back2025The 2025 Annual Meeting of Stockholders of Cumulus Media Inc .will be held on May 30, 2025 at 9:00am ET, virtually via the Internet at: https://www.cstproxy.com/cumulusmedia/2025.Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of StockholdersTo view the 2025 Proxy Statement, 2024 Annual Report and to attend the Annual Meeting, please go to: https://www.cstproxy.com/cumulusmedia/2025. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXYTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSCUMULUS MEDIA INCThe undersigned appoints Mary G. Berner, Francisco J. Lopez-Balboa and Richard S. Denning, or any of them as proxies, each with the power to appoint their substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, the shares held of record by the undersigned at the close of business on April 11, 2025 at the Annual Meeting of Stockholders of Cumulus Media Inc., to be held on May 30, 2025, or at any postponement or adjournment thereof.THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SEVEN NOMINEES TO THE BOARD OF DIRECTORS, IN FAVOR OF PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.(Continued, and to be marked, dated and signed, on the other side)